Exhibit 2.3

Execution Version

ASSET PURCHASE AGREEMENT

by and among

ADVANCE BUSINESS CAPITAL LLC,

TRIUMPH BANCORP, INC.,

(solely for the purposes set forth on its signature page hereto)

INTERSTATE CAPITAL CORPORATION,

BIDPAY, INC.,

CHECK FREIGHT BROKERS, LLC,

INTERSTATE BUSINESS CAPITAL,

FACTORING COMPANY GUIDE, LLC,

LOUIS COHEN,

ERNEST EISENBERG,

CLIFFORD R. EISENBERG,

ANTHONY B. FURMAN,

AMERICAN FINANCE AND INVESTMENT CO., INC.

and

AFIC II, INC.

Dated as of April 9, 2018

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Exhibits

Exhibit A – Earnout Index Calculation Methodology

Schedules

Schedule 1.1(a) – Exceptions to Accounting Principles

Schedule 1.1(b) – Sample Closing Statement

Schedule 1.1(c) – Signing Data Tape

Schedule 1.1(d) – Base Purchase Price Prepaid Items

Schedule 2.2(a)(i) – Real Property Leases

Schedule 2.2(a)(iii) – Factoring Agreements

Schedule 2.2(a)(viii) – Canadian Bank Accounts

Schedule 2.2(a)(ix) – Transferred Bank Accounts

Schedule 2.2(a)(xvii) – Other Acquired Assets

Schedule 2.3(a)(iii) – Excluded Personal Property

Schedule 2.5(a)(x) – Other Excluded Liabilities

Schedule 4.6(a) – Accounts Schedule

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of April 9, 2018 (this “Agreement”), by and among Advance Business Capital LLC, a Delaware limited liability company (“Purchaser”), Triumph Bancorp, Inc., a Texas corporation (“Purchaser Parent”), Interstate Capital Corporation, a New Mexico corporation (“ICC”), BidPay, Inc., a Texas corporation (“Bidpay”), Check Freight Brokers, LLC, a Texas limited liability company (“Check Freight”), Interstate Business Capital, a California Corporation (“IBC”), Factoring Company Guide, LLC, a Texas limited liability company (“Factoring Company Guide,” and together with, ICC, Bidpay, Check Freight, IBC and, in their capacities as transferors of assets hereunder, the Individual Sellers, the “Group Companies” or “Sellers”), American Finance and Investment Co., Inc., a Texas corporation (“AFIC”), Clifford R. Eisenberg, an individual resident of the State of Texas, Anthony B. Furman, an individual resident of the State of Texas (together with AFIC and Clifford R. Eisenberg, the “Shareholders”), Louis Cohen, an individual resident of the State of Texas, Ernest Eisenberg, an individual resident of the State of Texas, and AFIC II, Inc., a Texas corporation (“AFIC II”).

WHEREAS, ICC provides accounts receivable factoring and other related financial services, including payment services, insurance referral, fuel advances and asset based lending, primarily to clients in the transportation industry (the “Business”);

WHEREAS, ICC primarily carries on the Business at ICC’s leased facilities located at 1255 Country Club Road, Suites B, C and D, Santa Teresa, New Mexico 88008 (the “New Mexico Facility”) and 2211 E. Missouri Avenue, Suite 200, El Paso Texas 79903 and other temporary space located in that building (the “Texas Facility,” and together with the New Mexico Facility, the “Facilities”); and

WHEREAS, Sellers desire to Transfer (as defined below) to Purchaser, and Purchaser desires to purchase, acquire and accept from Sellers, all of their respective right, title and interest in and to the Acquired Assets, and Purchaser desires to assume, pay, perform and discharge from Sellers the Assumed Liabilities, all upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.    Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

“Accounting Principles” means GAAP, consistently applied, subject to the exceptions set forth on Schedule 1.1(a).

“Accounts Receivable” means all accounts receivable, notes receivable, instruments, chattel paper, payment intangibles and other indebtedness owed by any third party to any Seller as of 11:59 P.M. Mountain time on the Business Day prior to the Closing Date and the full benefit of any security for such accounts or debts (other than any Account Contract).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, through serving as a general partner or managing member, or otherwise.

“Base Purchase Price” means an amount equal to (a) the Estimated Net Funds Employed plus (b) the Closing Premium plus (c) the amount of foreign currency in bank accounts transferred to Purchaser in excess of unapplied cash balances in such accounts, converted at the dollar exchange rate as of the close of business on the Business Day prior to the Closing Date (the “Foreign Cash Amount”) plus (d) the amount of those specific prepaid items described above on Schedule 1.1(d) (the “Prepaids Amount”) minus (e) the At Risk Client Balances as of the Closing Date minus (f) the Estimated Total Post-Closing Bonus Payment.

“Business Day” means any day except a Saturday, Sunday or other date on which banking institutions located in the State of Texas are authorized by Law or Order to close.

“Business Trade Rights” means all of Sellers’ worldwide rights in, to and under Trade Rights related to or used in the Business.

“Claim” means and includes all demands, claims, suits, actions, causes of action and proceedings, whether or not ultimately determined to be valid.

“Closing Net Funds Employed” means an amount equal to (a) the gross face amount of the Accounts Transferred at the Closing (including Accounts Transferred denominated in a foreign currency converted at the dollar exchange rate as of the close of business on the Business Day prior to the Closing Date) plus (b) the face amount of any client notes minus (c) the net amount of accrued reserves and earned reserves of Sellers’ clients, in each case excluding Accounts that are contained in ICC’s core system designated as Office 99 (the “Office 99 Accounts”) and in each case as of 11:59 P.M. Mountain time on the Business Day prior to the Closing Date calculated in accordance with the Accounting Principles. The calculation of Closing Net Funds Employed shall exclude all assets and liabilities in respect of Taxes.

“Closing Premium” means an amount equal to $35,500,000.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings, whether written or oral.

“Credit and Collection Policies” means the internal factoring, lending, credit, collection, operational and administration policies employed by Sellers applicable to the Account Contracts originated, acquired, created, enforced or administered by Sellers from time to time.

“Data Tape” means an electronic file containing the information fields specified on the Signing Data Tape regarding the Account Contracts as of the date of the applicable Data Tape.

“dollars” or “$” means lawful money of the United States of America.

“Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which AFIC is a member, an unincorporated trade or business under common control with AFIC (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which AFIC is a member.

“Estimated Closing Statement” means the statement, in the form of the Sample Closing Statement, setting forth the Estimated Net Funds Employed and the Closing Premium and, based on such amounts, the Base Purchase Price.

“Estimated Net Funds Employed” means an amount equal to (a) the gross face amount of the Accounts to be Transferred at the Closing (including Accounts Transferred denominated in a foreign currency converted at the dollar exchange rate as of the close of business on the Business Day prior to the Closing Date) plus (b) the face amount of any client notes minus (c) the net amount of accrued reserves and earned reserves of Sellers’ clients, in each case excluding the Office 99 Accounts and in each case as of 11:59 P.M. Mountain time on the fifth (5th) Business Day prior to the anticipated Closing Date calculated in accordance with the Accounting Principles. The calculation of Estimated Net Funds Employed shall exclude all assets and liabilities in respect of Taxes.

“Funded Indebtedness” means (i) all obligations of Sellers for borrowed money, including all obligations evidenced by bonds, debentures, notes, mortgages (including chattel mortgages) or other similar instruments, (ii) all obligations of Sellers to pay the deferred purchase price of property or services recorded on the books of Sellers, except for (A) trade and similar accounts payable and accrued expenses arising in the ordinary course of business and (B) employee compensation and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (iii) all obligations of Sellers in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit, (iv) all obligations of Sellers as lessee that are capitalized on the books of Sellers and (v) all obligations of others guaranteed by Sellers, including contingent obligations and obligations under derivative, hedging, swap, foreign exchange or similar instruments, including the ICC Chase Credit Facility.

“ICC Chase Credit Facility” means all obligations for ICC for borrowed money including all obligations evidenced by bonds, debentures, notes, mortgages (including chattel mortgages) or other similar instruments payable to JPMorgan Chase Bank.

“Individual Sellers” means each of Louis Cohen, Clifford R. Eisenberg, Ernest Eisenberg and Anthony B. Furman in their capacities as owners of, and sellers hereunder of, Personal Goodwill.

“IRS” means the Internal Revenue Service.

“Knowhow” means knowhow, technology, data, designs, processes and methods.

“knowledge of Seller” means the knowledge, after reasonable inquiry and investigation, of the Persons identified in Section 1.1(a) of the Seller Disclosure Schedule.

“Laws” means any statutes, laws (including common law), rules, regulations, treaties (including Tax treaties), codes, ordinances, orders, policies and guidelines of all Governmental Entities.

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.

“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, audit, claim, investigation or inquiry, whether civil, criminal or administrative.

“Losses” means and includes (i) all Liabilities; (ii) all losses, Taxes, damages, diminutions in value, judgments, awards, penalties, settlements and assessments; and (iii) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses of investigating, defending or asserting any Claim or of enforcing this Agreement.

“Material Contract” means any Contract of the type described in Section 4.13 (whether or not listed on Section 4.13 of the Seller Disclosure Schedule).

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Party” means a party to this Agreement, including any successors and permitted assigns, provided that notwithstanding anything to the contrary herein, Purchaser Parent is not a “Party” to this Agreement except with respect to Section 12.15 and the provisions hereof that survive under Section 10.2.

“PEOs” means Insperity, SOI/Trinet, and any other professional employer organization or employee leasing company providing services with respect to the Business.

“Permits” means all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity.

“Permitted Liens” means (i) Liens set forth on Section 1.1(b) of the Seller Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (iv) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith, in each case for which appropriate reserves have been established.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, Governmental Entity or other entity.

“Personal Goodwill” means the close personal and ongoing business relationships, trade secrets and knowledge in connection with the Business owned by each of the Individual Sellers that each such Individual Seller has independently developed, owned and continue to own through his personal ability, personality, reputation, skill and integrity, and other information relating thereto.

“Post-Closing Tax Period” means all taxable periods beginning and ending after the Closing Date and the portion beginning on the day after the Closing Date of any Straddle Period.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Sample Closing Statement” means the statement set forth on Schedule 1.1(b) reflecting the Estimated Net Funds Employed, the Closing Premium, the Base Purchase Price and the other information included therein determined based on the Signing Data Tape.

“Seller Trade Rights” means all of Sellers’ worldwide rights in, to and under Trade Rights.

“Signing Data Tape” means the Data Tape prepared on the date which is two Business Days prior to the date of this Agreement and attached as Schedule 1.1(c).

“Tax” or “Taxes” means all taxes, charges, duties, fees, assessments or other governmental charges in the nature of a tax of any kind, including any Federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, and any other tax, bulk transfer or bulk sale liability, assessment or governmental charge, together with (x) all interest, penalties and additions imposed with respect to such amounts and (y) any liability for such amounts as a transferee or as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Governmental Entity concerning Taxes.

“Trade Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof and (v) all other intellectual property rights similar to the foregoing.

“Transaction Documents” means this Agreement and any agreements required to be delivered pursuant to Section 3.1(c)(i) or Section 3.1(d)(i).

“Transfer” means any sale, assignment, conveyance or other transfer with respect to assets or contracts, and any assignment, assumption or other transfer with respect to Liabilities.

“Transfer Taxes” means all Liabilities for transfer, documentary, sales, use, registration, value-added, stamp, bulk transfer, bulk sale, goods and services and other similar Taxes and related amounts incurred in connection with the Acquisition.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

SECTION 1.2.    Index of Defined Terms. The following terms have the meanings given to such terms on the page numbers set forth below:

$3
Account	29
Account Contracts	12
Accounting Firm	21
Accounting Principles	2
Accounts Receivable	2
Accounts Schedule	29
Acquired Assets	11
Acquisition	11
Affiliate	2
AFIC	1
AFIC II	1
Agreement	1
Alternative Transaction	50
Assumed Liabilities	15
At Risk Client Balances	24
Average Earnout Period Index	23
Base Purchase Price	2
BidPay	1
Business	1
Business Day	2
Business Permits	43

Business Trade Rights	2
Cap	65
Cash Balance Plan	16
Check Freight	1
Claim	2
Claim Notice	66
Closing	19
Closing Bonus	58
Closing Data Tape	21
Closing Date	19
Closing Net Funds Employed	2
Closing Premium	2
Closing Statement	21
Code	2
Collecting Party	25
Competitive Business	51
Competitor	51
Confidentiality Agreement	53
Contracts	3
control	2
controlled by	2
Controlling Party	68
Credit and Collection Policies	3
Data Tape	3
De Minimis Amount	65
Deductible Amount	65
Direct Claim	66
dollars	3
Earnout Amount	23
Earnout Period	24
Earnout Statement	23
Employee Plans/Agreements	38
Employees	57
Environmental Laws	3
ERISA	3
ERISA Affiliate	3
Estimated Closing Statement	3
Estimated Net Funds Employed	3
Estimated Total Post-Closing Bonus Payments	58
Excess Earnout Index	24
Excess Earnout Percentage	24
Excluded Assets	14
Excluded Liability	15
Excluded Tax Liability	16
Facilities	1
Factoring Agreements	12

Factoring Company Guide	1
Filing Party	49
Final Closing Net Funds Employed	22
Final Foreign Cash Amount	23
Final Prepaids Amount	23
Final Purchase Price	23
Final Total Post-Closing Bonus Payments	58
Financial Statements	28
Foreign Cash Amount	2
Fundamental Representations	64
Funded Indebtedness	3
GAAP	28
Governmental Entity	59
Group Companies	1
HSR Act	27
IBC	1
ICC	1
ICC Chase Credit Facility	4
ICC Financial Statements	28
Indemnified Parties	65
Indemnifying Party	66
Index	24
Index Ceiling	24
Index Floor	24
Index Range	24
Index Value	24
Individual Sellers	4
Information	52
Insurance Policies	35
IRS	4
Knowhow	4
knowledge of Seller	4
Laws	4
Leased Property	34
Liability	4
Liens	4
Litigation	4
Losses	4
Material Adverse Effect	30
Material Contract	5
Maximum Earnout	24
Mistakenly Transferred Assets	18
New Mexico Facility	1
Non-Collecting Party	25
Non-Controlling Party	68
Notice of Disagreement	21

Office 99 Accounts	2
Orders	27
Other Transaction Documents	5
Outside Date	63
Party	5
Payoff Letters	20
Payroll Tax Shortfall	58
PEO Agreements	38
PEOs	5
Permits	5
Permitted Liens	5
Person	5
Personal Goodwill	5
Personal Property	12
Post-Closing Bonus	58
Post-Closing Bonus Adjustment	58
Post-Closing Tax Period	5
Pre-Closing Tax Period	5
Premises Lease Amendments	61
Prepaids Amount	2
Purchase Price	11
Purchaser	1
Purchaser Indemnified Parties	64
Purchaser Obligations	73
Purchaser Parent	1
Purchaser’s Allocation Notice	56
Qualified Employee	58
Recent Balance Sheet	28
Records	13
Release	6
Required Third Party Consents	61
Reviewing Party	49
Sample Closing Statement	6
Seller Disclosure Schedule	25
Seller Indemnified Parties	65
Seller Trade Rights	6
Sellers	1
Sellers’ Allocation	56
Sellers’ Obligations	73
Settlement Accounts	12
Signing Data Tape	6
Straddle Period	57
Tax	6
Tax Claim	68
Tax Proceeding	6
Taxes	6

Technology	12
Technology Connectivity	56
Texas Courts	72
Texas Facility	1
Third-Party Claim	66
Total Closing Bonus Payments	58
Trade Rights	6
Transaction Documents	6
Transfer	7
Transfer Taxes	7
Transferred Accounts Receivable	12
Transferred Contracts	12
Transferred Employee	58
Transferred Intellectual Property	12
Transferred Leases	12
Transferred Personal Property	12
Transferred Personnel Files	13
Transferred Records	13
Treasury Regulations	7
under common control	2
Waste	7

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS

SECTION 2.1.    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall Transfer to Purchaser, and Purchaser shall purchase from Seller, free and clear of all Liens other than Permitted Liens, all the right, title and interest of Sellers in, to and under the Acquired Assets, for (a) the Base Purchase Price, payable and subject to adjustment as set forth in Article III (as so adjusted, the “Purchase Price”), (b) the Earnout Amount as set forth in Article III and (c) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition.” Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to Transfer the Excluded Assets or Excluded Liabilities to Purchaser, and Sellers shall retain all right, title and interest in, to and under the Excluded Assets and remain responsible for all Excluded Liabilities.

SECTION 2.2.    Transfer of Assets.

(a)    The term “Acquired Assets” means all of Sellers’ right, title and interest in, to and under those certain assets set forth below, in each case excluding the Excluded Assets:

(i)    the leaseholds, subleaseholds and other interests in real property listed in Schedule 2.2(a)(i), in each case together with the right and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto (the “Transferred Leases”);

(ii)    all tangible personal property and interests therein, including equipment, furniture, furnishings, laptops, desktops, smartphones, and computer hardware (collectively, the “Personal Property”), that is used primarily in the Business (collectively, the “Transferred Personal Property”);

(iii)    all Contracts pursuant to which Sellers acquire Accounts from clients, including those Contracts listed on Schedule 2.2(a)(iii) (the “Factoring Agreements”);

(iv)    the Accounts, and all Contracts and instruments with a client related to an Account, as reflected on the Closing Data Tape (collectively, the “Account Contracts”);

(v)    all other Contracts to which any Seller is a party that relate primarily to the Business, including all contracts in which third parties agree to protect the confidentiality of information relating to the Business (such Contracts, together with the Transferred Leases, the Factoring Agreements and the Account Contracts, the “Transferred Contracts”);

(vi)    the following (collectively, the “Transferred Intellectual Property”): (A) all Business Trade Rights; and (B) Knowhow and other technology (collectively, “Technology”) that are used in the Business;

(vii)    all Accounts Receivable (other than Accounts) to the extent arising out of the Business (the “Transferred Accounts Receivable”);

(viii)    all cash and cash equivalents of Sellers held in Canadian dollars in the account listed on Schedule 2.2(a)(viii);

(ix)    The bank accounts listed on Schedule 2.2(a)(ix), including the settlement accounts into which lockbox receipts and electronic payments are deposited (the “Settlement Accounts”);

(x)    all client deposits, client escrows and similar funds held by Sellers in connection with the conduct of the Business and related to the Accounts and all credits, deferred charges, initial direct costs, and prepaid items to the extent arising out of the Business, net of any Liabilities (A) to hold in trust for a third party and remit to such third party under a Transferred Contract any cash or cash equivalents and (B) to hold as security for any Account Contract or Factoring Agreement that is a Transferred Contract;

(xi)    all rights, claims and credits, including all guarantees, warranties, indemnities, causes of action, lawsuits, judgments, claims and demands of any nature and similar rights, whether or not currently being pursued, in favor of Sellers, to the extent related to any Acquired Asset or to any Assumed Liability except to the extent related to an Excluded Liability;

(xii)    all rights of Sellers or their Affiliates as secured party of record under financing statements filed under the uniform commercial code or similar statutes;

(xiii)    subject to Section 6.14(a), (A) all books and records, client and supplier lists, other distribution lists, sales and promotional literature, manuals, client and supplier correspondence (in all cases, in any form or medium and, in the case of electronically stored records, including the system in which such information is stored) (collectively, the “Records”) to the extent related to the Business, the Acquired Assets and/or the Assumed Liabilities and (B) all historical data to the extent related to the Business, the Acquired Assets and/or the Assumed Liabilities (including balances and payment history on outstanding Accounts (or accounts receivable outstanding during the six (6) years preceding the Closing Date that would have been Accounts had they been outstanding on the Closing Date) constituting Acquired Assets) (the “Transferred Records”);

(xiv)    except to the extent prohibited by applicable Law, all personnel files or other similar items related to any Transferred Employee (the “Transferred Personnel Files”);

(xv)    any and all packaging, advertising and promotional materials in any medium whatsoever used by Sellers in the Business, including any written advertisements, point-of-sale displays, brochures and informational booklets;

(xvi)    all equipment and leasehold improvements used in the Business;

(xvii)    the assets listed in Schedule 2.2(a)(xvii);

(xviii)    all Personal Goodwill of the Individual Sellers; and

(xix)    other than any Excluded Assets, all other properties, assets, goodwill and rights of Sellers and any of their Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible, that are used, held for use or intended to be used primarily in, or that arise primarily out of, the Business.

(b)    At or prior to the Closing, Sellers shall update Schedules 2.2(a)(i), 2.2(a)(iii), 2.2(a)(viii), 2.2(a)(ix) and 2.2(a)(xvii) as of 11:59 P.M. Mountain time on the third (3rd) Business Day prior to the Closing Date to add or remove items listed on such schedules acquired or disposed of after the date of this Agreement in accordance with, and in compliance with the terms of, this Agreement, and deliver such updated schedules to Purchaser at or prior to the Closing, such updated schedule shall amend and restate such schedule that is attached to this Agreement on the date hereof for all purposes hereunder.

SECTION 2.3.    Excluded Assets.

(a)    The term “Excluded Assets” means all of Sellers’ and Affiliates’ right, title and interest in, to and under those certain assets set forth below:

(i)    except as set forth in Section 2.2(a)(viii) and Section 2.2(a)(ix), all cash and cash equivalents of Sellers;

(ii)    any real property other than the Transferred Leases;

(iii)    all Personal Property other than the Transferred Personal Property (it being understood that Excluded Assets includes the assets set forth on Schedule 2.3(a)(iii) provided that ongoing utility charges at the locations where such personal property is installed shall continue after the Closing to reflect reduction for the operation of such personal property);

(iv)    all Technology other than the Technology included in the Transferred Intellectual Property;

(v)    subject to Section 6.14(a), all of the following: (A) any and all books and records prepared and maintained by any Seller to the extent exclusively related to the Excluded Assets, (B) any and all Tax records of Seller, (C) all personnel files other than Transferred Personnel Files and (D) any and all books and records, files, correspondence or other records (including all financial records and all Tax records) of Sellers or their respective Affiliates other than the Transferred Records;

(vi)    all Employee Plan/Agreements and all assets and Contracts relating thereto other than Transferred Contracts, including the Contract set forth on Schedule 2.3(a)(vi);

(vii)    all rights, claims and credits to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under guarantees, warranties, indemnities and similar rights in favor of Sellers and their Affiliates;

(viii)    any refund or credit of Taxes resulting from the overpayment of any Excluded Tax Liability;

(ix)    all insurance policies and insurance contracts insuring the Business or the Acquired Assets, together with any claim, action or other right of Sellers or any of their Affiliates might have for insurance coverage under any past and present policies and insurance contracts insuring the Business or the Acquired Assets;

(x)    any equity or similar ownership interest in or of any Person (including Sellers);

(xi)    all properties, assets, goodwill and rights in Thunderbird Logistics, LLC;

(xii)    all properties, assets, goodwill and rights in AFIC and AFIC II that are not used or held for use in, or that do not arise out of, the Business;

(xiii)    all rights of Sellers and their Affiliates under the Transaction Documents and the other agreements and instruments executed and delivered in connection with this Agreement; and

(xiv)    all other properties, assets, goodwill and rights of Sellers and any of their Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible, that are not used, held for use or intended to be used in, or that do not arise out of, the Business.

SECTION 2.4.    Assumed Liabilities.

(a)    Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing Purchaser shall pay, perform and discharge when due, the following (and only the following) specified liabilities, obligations and commitments, other than the Excluded Liabilities (such Liabilities, the “Assumed Liabilities”) (it being understood that notwithstanding anything in this Agreement to the contrary, no Liabilities to the extent accrued or arising prior to the Closing or arising from Sellers’ and their Affiliates’ ownership and operation of the Acquired Assets or the Business prior to the Closing shall be Assumed Liabilities):

(i)    all Liabilities (other than Taxes) to the extent relating to the Acquired Assets, or Purchaser’s ownership and operation of the Acquired Assets and the Business, and arising after the Closing;

(ii)    all Liabilities for Transfer Taxes for which Purchaser is responsible pursuant to Section 7.4; and

(iii)    all Liabilities arising after the Closing under the Transferred Contracts, other than any Liabilities to the extent arising out of or relating to any default, breach or violation under any Transferred Contract by Sellers or any of their Affiliates prior to the Closing.

SECTION 2.5.    Excluded Liabilities.

(a)    Notwithstanding any other provision of this Agreement, Sellers shall retain and remain solely responsible for, and Purchaser will not assume or be responsible or be liable in any way for, the Excluded Liabilities. The term “Excluded Liability” means all Liabilities of Sellers and their Affiliates, whether relating to the Business or otherwise (but in each case other than the Assumed Liabilities), and without limiting the generality of the foregoing, shall include the following Liabilities (but in each case other than the Assumed Liabilities):

(i)    all Liabilities (other than Taxes), to the extent related to or arising out of any Excluded Asset or any other assets or businesses not Transferred to Purchaser;

(ii)    all Liabilities whether accruing before, on or after the Closing Date, related to Thunderbird Logistics, LLC;

(iii)    all liabilities arising out of any unapplied cash balances or non-factored funds outstanding based on Sellers internal records prior to or as of the Closing Date;

(iv)    all Liabilities (other than Taxes), to the extent related to any Acquired Asset accrued or arising prior to the Closing to the extent related to Sellers’ and its Affiliates’ ownership and operation of the Acquired Assets and the Business prior to the Closing (including with respect to any non-compliance with applicable Law in the operation of the Business on or prior to the Closing Date);

(v)    all Liabilities, whether accruing before, on or after the Closing Date, related to conditions existing on or prior to the Closing Date relating in any way to harm or damage to the environment or natural resources caused by a Release of Waste;

(vi)    all Liabilities for Taxes (x) due and payable, whether as a taxpayer, successor, transferee or otherwise, by Sellers or any of their Affiliates for any Tax period (including any Taxes for which Purchaser may be liable as a transferee or a successor to Sellers as a result of the transactions contemplated by this Agreement), or (y) imposed on or with respect to, relating to or arising out of the Business, Acquired Assets or Assumed Liabilities for any Pre-Closing Tax Period other than in the case of each of the foregoing clauses (x) and (y), any Tax for which Purchaser is responsible pursuant to Section 7.4 (“Excluded Tax Liability”);

(vii)    all Liabilities for Transfer Taxes for which Purchaser is responsible pursuant to Section 7.4;

(viii)    all Liabilities of Sellers arising under the Transaction Documents or incurred in connection with the sale process for the Business;

(ix)    all Liabilities arising under or with respect to any Employee Plan/Agreement (including, without limitation, all Liabilities arising under or with respect to the American Finance & Investment Co., Inc. Cash Balance Pension Plan & Trust (the “Cash Balance Plan”) or PEO Agreement, and all other Liabilities arising from, or relating to, the employment of the Employees with Sellers and their respective Affiliates;

(x)    all Liabilities arising out of or relating to the matters listed on Schedule 2.5(a)(x);

(xi)    all fees, costs, charges and other expenses payable by Sellers or for which Sellers are liable in connection with or triggered by the transactions completed hereby, including (A) any transaction, retention or change in control bonus payment or deferred compensation payable by Sellers in connection with the consummation of the transactions contemplated by this Agreement and the employer portion of any payroll Taxes associated therewith, and (B) any severance resulting from any termination of employment prior to the Closing and the employer portion of any payroll Taxes associated therewith; and

(xii)    all fees and expenses or other Liabilities of Sellers or Shareholders or any of their respective Affiliates with respect to accounting, investment banking, banking and other professional counsel in connection with the transactions contemplated hereby.

(b)    Each of Purchaser’s and Sellers’ obligations under this Section 2.5 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any of the Other Transaction Documents or any right or alleged right to indemnification hereunder.

SECTION 2.6.    Consents to Assignment. Notwithstanding anything to the contrary contained in this Agreement or any Other Transaction Document, to the extent that the Transfer to Purchaser of any asset that would be an Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any Governmental Entity or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the Transfer of such asset, claim, right or benefit unless such failure causes a failure of any of the conditions to Closing set forth in Article IX, in which event the Closing shall proceed only if the failed condition is waived by the Party or Parties entitled to the benefit thereof (in such Parties’ sole discretion). In the event that the Closing proceeds without the Transfer of any such asset, claim, right or benefit, then (i) such asset, claim, right or benefit shall to the extent permitted under applicable Law, except in the case of any Account that is prohibited from being Transferred, be regarded as an Acquired Asset for purposes of determining the Closing Net Funds Employed and (ii) for a period of eighteen (18) months following the Closing, the Sellers shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, Sellers and Purchaser shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such asset, claim, right or benefit and to Sellers or their Affiliates the benefits, including any indemnities, that Sellers would have obtained had the asset, claim, right or benefit been Transferred to Purchaser at the Closing. Once authorization, approval, consent or waiver for the Transfer of any such asset, claim, right or benefit not Transferred at the Closing is obtained, Sellers shall or shall cause their relevant Affiliates to, Transfer such asset, claim, right or benefit to Purchaser (and to the extent such asset is an Account, Purchaser shall thereupon pay to Sellers the Closing Net Funds Employed that would have been associated with such Account had such Account been Transferred at the Closing). To the extent that any such asset, claim, right or benefit cannot be Transferred or the full benefits of use of any such asset, claim, right or benefit cannot be provided to Purchaser following the Closing pursuant to this Section 2.6, then Purchaser and Sellers shall enter into mutually agreeable arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder. Sellers shall hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by Sellers or any of its Affiliates in connection with its use of any asset, claim, right or benefit in connection with the arrangements under this Section 2.6. To the extent (x) Sellers are contractually entitled to terminate any contract to be Transferred hereunder that is prohibited from being Transferred, and has not been Transferred, hereunder to Purchaser and (y) Purchaser requests in writing that Sellers exercise their right to terminate such contract, Sellers shall exercise their option to terminate such contract; provided that Purchaser shall bear any and all early termination expenses due under the terms of such contract in connection with the exercise of such option to terminate.

SECTION 2.7.    Financing Statements. Sellers agree that, following the Closing, Sellers and their Affiliates will not exercise any rights as secured party of record with respect to financing statements under the uniform commercial code or other similar statutes with respect to the Acquired Assets without the prior written consent of Purchaser and will cooperate with Purchaser as reasonably requested by Purchaser to amend any such financing statements in the manner requested by Purchaser.

SECTION 2.8.    Refunds and Remittances.

(a)    Received by Seller. After the Closing, if Sellers receive any refund or other amount in respect of an Acquired Asset or that is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Sellers promptly shall remit, or shall cause to be remitted, such amount to Purchaser.

(b)    Received by Purchaser or its Affiliates. After the Closing, if Purchaser or any of its Affiliates receives any refund or other amount in respect of an Excluded Asset or that is otherwise properly due and owing to Sellers in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Sellers.

SECTION 2.9.    Mistakenly Transferred Assets. After the Closing, if any Party discovers that an Excluded Asset was Transferred by Sellers to Purchaser or its Affiliate, or that an Acquired Asset was retained by Sellers or any of its Affiliates or otherwise not Transferred to Purchaser (“Mistakenly Transferred Assets”), Purchaser or Sellers, as the case may be, shall:

(a)    notify the Party entitled to such Mistakenly Transferred Asset under this Agreement and, at such Party’s request, take all such further action required to Transfer the Mistakenly Transferred Asset to such Party or its Affiliate, including any rights and obligations related thereto;

(b)    hold the Mistakenly Transferred Asset in trust for the Party entitled to such Mistakenly Transferred Asset under this Agreement or its Affiliate until such time that such Mistakenly Transferred Asset is Transferred to such Party or its Affiliate;

(c)    pay to the Party entitled to such Mistakenly Transferred Asset under this Agreement or its Affiliate all amounts collected by or paid to the other Party by third parties in respect of the Mistakenly Transferred Asset;

(d)    if required, and at the expense and for the account of the Party entitled to such Mistakenly Transferred Asset under this Agreement or its Affiliate, take all reasonable action and do or cause to be done all such things as are reasonably necessary or proper in order that the obligations of such Party or its Affiliate under such Mistakenly Transferred Asset may be performed in such manner that the value of such Mistakenly Transferred Asset is preserved and inures to the benefit of such Party or its Affiliate, and that any amounts due and payable and to become due and payable to such Party or its Affiliate in and under such Mistakenly Transferred Asset are received by such Party or its Affiliate;

(e)    if required, cooperate with the Party entitled to such Mistakenly Transferred Asset under this Agreement and its Affiliates at the expense of such Party or its Affiliate in any reasonable and lawful arrangements designed to provide the benefits of the Mistakenly Transferred Asset to such Party or its Affiliates; and

(f)    if required, enforce, at the request of the Party entitled to such Mistakenly Transferred Asset under this Agreement or its Affiliate and at the expense and for the account of Sellers or their Affiliate, any rights of such Party or its Affiliate under or arising from the Mistakenly Transferred Asset against any third party.

ARTICLE III

CLOSING; PURCHASE PRICE ADJUSTMENT

SECTION 3.1.    Closing.

(a)    Time and Location. The closing of the Acquisition (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. Mountain Time on the fifth (5th) Business Day following the date in which all of the conditions to the Closing set forth in Article IX (excluding those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been satisfied or waived by the Parties entitled to the benefits thereof or such other time and date as the Parties shall agree (such date on which the Closing actually occurs being referred to herein as the “Closing Date”).

(b)    Payment. Sellers shall prepare and deliver to Purchaser the Estimated Closing Statement at least five (5) Business Days prior to the Closing Date, setting forth the Base Purchase Price determined in a manner consistent and in accordance with the Accounting Principles. Sellers will review and consider in good faith any revisions to the Estimated Closing Statement proposed in good faith by Purchaser, provide reasonably requested supporting calculations and detail relating to the amounts and calculations underlying any such revisions and implement such revisions that Sellers determine in good faith are appropriate. For the avoidance of doubt, nothing in this Section 3.1(b) shall be deemed a waiver by Purchaser of its right to raise any such revisions pursuant to Section 3.2, or shall otherwise affect the rights of any party pursuant to Section 3.2. At the Closing, Purchaser shall pay an amount equal to the Base Purchase Price by wire transfer of immediately available funds in U.S. dollars as follows:

(i)    an amount equal to the aggregate amount of all obligations under the ICC Chase Credit Facility outstanding immediately prior to the Closing as set forth in the Payoff Letter with respect to the ICC Chase Credit Facility to the account of the administrative agent under the ICC Chase Credit Facility, which account shall be specified by Sellers upon written notice to Purchaser at least two (2) Business Days prior to the Closing Date; and

(ii)    an amount equal to the Base Purchase Price minus the amount paid to the administrative agent under the ICC Chase Credit Facility pursuant to Section 3.1(b)(i), to the accounts of Sellers, which accounts shall be specified by Sellers upon written notice to Purchaser at least two (2) Business Days prior to the Closing Date.

(c)    Seller Deliverables at Closing. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

(i)    appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Purchaser and its counsel evidencing and effecting the sale, assignment, transfer and conveyance to Purchaser of the Acquired Assets;

(ii)    payoff letters for the ICC Chase Credit Facility, which payoff letters shall be in form and substance reasonably satisfactory to Purchaser (the “Payoff Letters”) and shall provide that such lenders have agreed to immediately release the Liens of such ICC Chase Credit Facility upon the Acquired Assets upon receipt of the amounts indicated in such Payoff Letters;

(iii)    a counterparty signature to each Other Transaction Document to which any Seller is to be a party, duly executed by such Seller;

(iv)    any applicable Transfer Tax forms;

(v)    evidence reasonably satisfactory to Purchaser of the payment by Sellers at or prior to the Closing of the transaction expenses set forth on Section 3.1(c)(v) of the Seller Disclosure Schedule;

(vi)    the documents and certificates required to be delivered to Purchaser pursuant to Section 9.2; and

(vii)    a duly executed certificate from each entity treated as owning any of the Acquired Assets for U.S. federal income tax purposes, in form and substance reasonably satisfactory to Purchaser, certifying that such entity is either not a foreign person within the meaning of Section 7701(a)(30) of the Code, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), or is not selling any United States real property interest for purposes of Section 1445 of the Code.

(d)    Purchaser Deliverables at Closing. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

(i)    appropriately executed counterparts to such instruments of sale, assignment, transfer and conveyance referenced in Section 3.1(c)(i), and an instrument of assumption by Purchaser of the Assumed Liabilities, in form and substance reasonably satisfactory to Sellers and their counsel;

(ii)    the Base Purchase Price by wire transfer of immediately available funds in accordance with and to the accounts specified in Section 3.1(b);

(iii)    a counterparty signature to each Other Transaction Document to which Purchaser is to be a party, duly executed by Purchaser; and

(iv)    the documents and certificates required to be delivered to Sellers pursuant to Section 9.3.

SECTION 3.2.    Purchase Price Adjustment.

(a)    Closing Statement. Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Sellers (i) a Data Tape reflecting the Account Contracts as of 11:59 P.M. Mountain time on the Business Day prior to the Closing Date, (the “Closing Data Tape”), and (ii) a closing statement (the “Closing Statement”), setting forth the Closing Net Funds Employed, the Foreign Cash Amount and the Prepaids Amount, in each case determined in a manner consistent and in accordance with the Accounting Principles and based on the Closing Data Tape.

(b)    Disputed Final Adjustment.

(i)    The Closing Statement shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof, unless Sellers deliver written notice to Purchaser prior to such date of its disagreement with preparation or content of the Closing Statement, including any disagreement with any balances or other amounts reflected in the Closing Data Tape (a “Notice of Disagreement”). During such thirty (30)-day period, Sellers and their designated auditor shall be permitted to reasonable access during normal business hours the working papers of Purchaser relating to the Closing Statement and the Closing Data Tape and to Purchaser’s auditor and representatives who prepared the Closing Statement and the Closing Data Tape. A Notice of Disagreement must describe in reasonable detail the items contained in the Closing Statement that Sellers dispute and the basis for any such disputes. During the thirty (30)-day period following the delivery of a Notice of Disagreement, Sellers and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and seek to agree on a final determination of the Closing Net Funds Employed, the Foreign Cash Amount and the Prepaids Amount. At the end of such thirty (30) day period, if no agreement on the Closing Net Funds Employed, the Foreign Cash Amount and the Prepaids Amount has been reached, Sellers and Purchaser shall engage a nationally recognized independent accounting firm (the “Accounting Firm”) for arbitration of any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing. As promptly as practicable after the engagement of the Accounting Firm, Sellers shall submit any unresolved elements set forth in the Notice of Disagreement to the Accounting Firm in writing (with a copy to Purchaser), supported by any documents and arguments upon which they rely. As promptly as practicable thereafter, Purchaser shall submit its response to the Accounting Firm (with a copy to Sellers) supported by any documents and arguments upon which it relies. The Parties shall instruct the Accounting Firm to render its reasoned written decision with respect to each disagreement asserted in accordance with this Section 3.2(b)(i) as promptly as practicable but in no event later than thirty (30) days after submission of all matters in dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(ii)    Notwithstanding any provisions hereof to the contrary, the Accounting Firm shall be deemed to be acting as an expert and not as an arbiter and the proceeding before the Accounting Firm shall be an expert determination under the law governing expert determination. None of Sellers or Purchaser shall have any ex parte communications with the Accounting Firm without the prior consent of Purchaser or Sellers, as the case may be. The Accounting Firm shall review such submissions and base its determination solely on the submissions made by Sellers and Purchaser, the terms of this Agreement and the Accounting Principles. In resolving any disputed item submitted to the Accounting Firm, the Accounting Firm may not assign a value to any item greater than the greatest value claimed for such item by either Purchaser or Sellers or less than the smallest value claimed for such item by either Purchaser or Sellers and such resolution shall be in accordance with the Accounting Principles and otherwise in accordance with this Section 3.2.

(iii)    In the event Purchaser and Sellers submit any unresolved objections to the Accounting Firm for resolution as provided in Section 3.2(b)(i), the cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the Parties) shall be borne by Purchaser and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(iv)    For purposes of complying with this Section 3.2, Purchaser and Sellers shall provide each other and the other’s auditors reasonable access during normal business hours to the personnel, properties, contracts, books and records relating to the Business, the Acquired Assets and the Assumed Liabilities in connection with the preparation of the Closing Statement and the resolution of any disputed amounts under the Closing Statement.

(v)    “Final Closing Net Funds Employed” means (A) if Notice of Disagreement is not delivered within the time period required by this Section 3.2(b), the amount of the Closing Net Funds Employed set forth on the Closing Statement as prepared by Purchaser in accordance with Section 3.2(a), (B) the amount agreed as the Final Closing Net Funds Employed at any time in writing by Purchaser and Sellers or (C) the Final Closing Net Funds Employed as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 3.2(b).

(vi)    “Final Foreign Cash Amount” means (A) if Notice of Disagreement is not delivered within the time period required by this Section 3.2(b), the amount of the Final Foreign Cash Amount set forth on the Closing Statement as prepared by Purchaser in accordance with Section 3.2(a), (B) the amount agreed as the Final Foreign Cash Amount at any time in writing by Purchaser and Sellers or (C) the Final Foreign Cash Amount as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 3.2(b).

(vii)    “Final Prepaids Amount” means (A) if Notice of Disagreement is not delivered within the time period required by this Section 3.2(b), the amount of the Closing Net Funds Employed set forth on the Closing Statement as prepared by Purchaser in accordance with Section 3.2(a), (B) the amount agreed as the Final Prepaids Amount at any time in writing by Purchaser and Sellers or (C) the Final Prepaids Amount as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 3.2(b).

(c)    Payment Following Adjustment. The “Final Purchase Price” shall be equal to (a) the Final Closing Net Funds Employed plus (b) the Closing Premium plus (c) the Final Foreign Cash Amount plus (d) the Final Prepaids Amount minus (e) the Estimated Total Post-Closing Bonus Payment. If the Base Purchase Price is less than the Final Purchase Price, Purchaser shall pay to Seller, and if the Base Purchase Price is more than the Final Purchase Price, Sellers shall pay to Purchaser, in each case, within ten (10) Business Days after the Closing Statement becomes final and binding on the Parties, by wire transfer in immediately available funds, the amount of such difference.

SECTION 3.3.    Earnout Consideration.

(a)    Earnout Payment. As additional consideration for the transfers contemplated herein, within thirty (30) days following the end of the Earnout Period, Purchaser shall deliver to Sellers a statement setting forth the Average Earnout Period Index and the Earnout Amount (the “Earnout Statement”), in each case determined in a manner consistent and in accordance with this Agreement. Within two (2) Business Days after the later of (x) the delivery of the Earnout Statement and (y) notice from Sellers to Purchaser of the account(s) into which the Earnout Amount is to be deposited, Purchaser shall pay Sellers, the Earnout Amount, if any, by wire transfer in immediately available funds in U.S. dollars into such account(s). For the avoidance of doubt, if the Average Earnout Period Index is less than the Index Floor, no payment shall be made by Purchaser to Sellers pursuant to this Article III.

(b)    Certain Definitions. As used in this Agreement:

(i)    “Average Earnout Period Index” means the arithmetic average of the Index Value for each of the months during the Earnout Period.

(ii)    “Earnout Amount” means: (i) if the Average Earnout Period Index is equal to, or greater than, the Index Ceiling, an amount equal to the Maximum Earnout;

(ii) if the Average Earnout Period Index is less than the Index Ceiling, but greater than the Index Floor, an amount equal to the Excess Earnout Percentage multiplied by the Maximum Earnout; and (iii) if the Average Earnout Period Index is equal to, or less than, the Index Floor, an amount equal to $0.

(iii)   “Earnout Period” means the thirty (30) month period commencing with the earlier of the first full calendar month following the Closing Date or June 2018.

(iv)    “Excess Earnout Index” means an amount (but not less than zero) equal to the Average Earnout Period Index minus the Index Floor.

(v)     “Excess Earnout Percentage” shall equal to the Excess Earnout Index divided by the Index Range.

(vi)    “Index” has the meaning set forth in Exhibit A.

(vii)   “Index Ceiling” has the meaning set forth in Exhibit A.

(viii)  “Index Floor” has the meaning set forth in Exhibit A.

(ix)    “Index Range” means an amount equal to the Index Ceiling minus the Index Floor.

(x)     “Index Value” has the meaning set forth in Exhibit A.

(xi)    “Maximum Earnout” means an amount equal to $22,000,000.

(c)    Tax Treatment of Earnout. The Parties agree that any amounts paid to Sellers under this Article III shall be treated as an adjustment to the Purchase Price paid by Purchaser pursuant to this Agreement for all tax purposes. The Sellers hereby agree to report for all tax purposes (including in connection with any tax return) any income in respect of any amounts payable under this Article III in a manner that is consistent with the foregoing and applicable Law.

SECTION 3.4.    At Risk Client Balances.

(a)    For purposes of this Agreement, “At Risk Client Balances” means, as of the Closing Date, up to $2,300,000 (measured on the basis of net funds employed) of any accounts determined by Purchaser to be doubtful accounts as identified in writing by Purchaser to Sellers at or prior to the Closing.

(b)    For the period commencing on the Closing Date and continuing through and including the ninetieth (90th) day following the Closing Date, Purchaser shall, or shall cause ICC to, use commercially reasonable efforts to collect the At Risk Client Balances.

(c)    As soon as reasonably practicable following the ninety (90)-day period referred to in this Section 3.4, Purchaser shall (i) pay (in immediately available funds to accounts designated by Sellers at least two (2) Business Days prior to the date on which such payment is due) to Sellers an amount equal to the net collections received by Purchaser on the At Risk Client Balances during such ninety (90)-day period and (ii) use reasonable best efforts to transfer, as promptly as reasonably practicable, to Sellers the Accounts representing At Risk Client Balances that have not paid off in full, together with any funds collected by Purchaser with respect to such Accounts following the ninety (90)-day period referred to in this Section 3.4. Notwithstanding anything to the contrary in this Agreement, if at Closing Purchaser reasonably expects that no recoveries will be received during such ninety (90)-day period with respect to any At Risk Client Balance, Purchaser may deem such At Risk Client Balance to be an Excluded Asset at Closing by delivering written notice thereof to Sellers at or prior to the Closing; provided, however, any At Risk Client Balance deemed by Purchaser to be an Excluded Asset shall be reduce dollar for dollar the $2,300,000 of accounts Purchaser may designate as At Risk Client Balance pursuant to Section 3.4(a).

SECTION 3.5.    Office 99 Accounts. On or prior to the Closing Date, Purchaser shall determine whether Purchaser or Sellers shall undertake collection efforts of the Office 99 Accounts (the party assigned to make such collection, the “Collecting Party”). The Collecting Party shall (a) copy the other party (such party, the “Non-Collecting Party”) on all written correspondences in connection with such collection and (b) promptly pay to the Non-Collecting Party (in immediately available funds to accounts designated by the Non-Collecting party) an amount equal to fifty percent (50%) of the total amount collected by the Collecting Party (net of documented and out-of-pocket expenses reasonably incurred by the Collecting Party in connection with such collection) pursuant to this Section 3.5. Purchaser shall at all times have the right, but not the obligation, to assume the collection of any Office 99 Account upon 10 days’ prior written notice to Sellers (and, for the avoidance of doubt, any collection costs incurred by Sellers shall be reimbursed out of collections from such accounts pro rata with expenses incurred by Purchaser).

SECTION 3.6.    Withholding. Purchaser shall make all payments to Sellers pursuant to this Agreement (including the payment under Section 3.1(b) and any adjustment payments under Section 3.2(c)) free and clear of any withholding for Taxes or other deduction, set-off or counterclaim of any kind, except as required pursuant to applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”), Sellers and Shareholders hereby jointly and severally (provided that the representations set forth in Section 4.25 are made by each Individual Seller only as to such Individual Seller) represent and warrant to Purchaser as follows:

SECTION 4.1.    Corporate.

(a)    Organization. Each Seller is duly organized, validly existing and in good standing as a corporation or limited liability company under the laws of its jurisdiction of incorporation or organization.

(b)    Corporate or Other Power. Sellers have all requisite corporate or other power and authority to own, operate and lease their assets, to carry on their business as and where such is currently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Sellers pursuant hereto (including the Other Transaction Documents) and to carry out the transactions contemplated hereby and thereby.

(c)    Qualification. Sellers are duly licensed or qualified to do business as foreign corporations or as foreign limited liability companies, as applicable, and are in good standing, in each jurisdiction in which the character of the assets owned or leased by them, or the nature of their business, makes such licensing or qualification necessary except for any such failures which would not be expected to have a material adverse effect on any Seller. Section 4.1(c) of the Seller Disclosure Schedule sets forth a correct and complete list of the jurisdictions in which Sellers are duly licensed or qualified to do business as foreign corporations or as foreign limited liability companies, as applicable.

(d)    Subsidiaries. A correct and complete list of the name, jurisdiction of incorporation or organization, capitalization and ownership of each corporation, limited liability company, partnership or other entity of which capital stock or other equity or ownership securities are directly or indirectly owned by any Seller (whether or not such entity is disregarded for Tax purposes) is set forth in Section 4.1(d) of the Seller Disclosure Schedule. Except as set forth in Section 4.1(d) of the Seller Disclosure Schedule, no Seller directly or indirectly owns any capital stock or other equity or ownership securities of any corporation, limited liability company, partnership or other entity. Except as set forth in Section 4.1(d) of the Seller Disclosure Schedule, no Person other than AFIC directly or indirectly owns any capital stock or other equity or ownership securities of any Seller. All outstanding capital stock and other equity or ownership securities of each Seller are, except for the ICC Chase Credit Facility which is secured by the membership units of Check Freight, Factoring Company Guide and the shares of stock of IBC, held free and clear of any Liens. There are no (i) securities convertible into or exchangeable for any capital stock or other interests or securities of any Seller; (ii) options, warrants or other rights to purchase or subscribe to capital stock or other interests or securities of any Seller or securities that are convertible into or exchangeable for capital stock or other interests or securities of any Seller; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind (x) linked to the value of, or whose value is derived from, any capital stock or other interests or securities of, or the profits of, Sellers or (y) relating to the issuance, sale or transfer of any capital stock or other interests or securities of any Seller, any such convertible or exchangeable securities or any such options, warrants or other rights (including, for the avoidance of doubt, transfer restrictions, preemptive rights, rights of first offer or refusal, and tag-along, drag-along or other similar rights).

(e)    Corporate Documents. AFIC has delivered to Purchaser correct and complete copies of the charters, bylaws and similar organizational documents, including any amendments thereto, of each Seller.

(f)    Possession of Books and Records. All of the books and records of Sellers are in the possession or within the control of Sellers. None of the books and records of Sellers are maintained by any Shareholder or any Affiliate of any Shareholder.

(g)    Shareholders. Each Shareholder is a competent adult and has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto (including the Other Transaction Documents) and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Shareholder.

SECTION 4.2.    Authority; Enforceability. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Sellers and Shareholders (including the Other Transaction Documents) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Sellers and Shareholders. No other or further act or proceeding on the part of Sellers or Shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Sellers or Shareholders pursuant hereto (including the Other Transaction Documents) or the consummation of the transactions contemplated hereby and thereby. Sellers and Shareholders have delivered to Purchaser correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Sellers and Shareholders pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Sellers and Shareholders (including the Other Transaction Documents) will constitute, valid and binding agreements of Sellers and Shareholders, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 4.3.    No Violation; Consents. The execution, delivery and performance of this Agreement or the other documents and instruments to be executed, delivered and performed by Sellers and Shareholders (including the Other Transaction Documents) pursuant hereto (a) will not violate any Laws, any permit, franchise or other authorization, or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of Governmental Entities, (b) except for applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will not require any authorization, consent, approval, registration, exemption, license, permit, order or other action by or notice, declaration or application to or filing with, nor expiration of any statutory waiting period of any Governmental Entity (including under any “plant closing” or similar Law), or (c) subject to obtaining the consents, and providing the notices, described in Section 4.3 of the Seller Disclosure Schedule, will not violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) or loss of a benefit under, or will not result in the termination of, or accelerate the performance required by, or will not result in the creation of any Lien upon any of the assets (including the Acquired Assets) of, Sellers or Shareholders or any of their Affiliates under, any term or provision of the charter, bylaws or similar organizational documents of such Sellers or of any Contract or restriction of any kind or character (including anything that would constitute and Assumed Liability) to which any Seller or Shareholder or any of their Affiliates is a party or by which any Seller or Shareholder or any of their respective Affiliates, assets or properties may be bound or affected.

SECTION 4.4.    Financial Matters.

(a)    Financial Statements. Included as Section 4.4(a) of the Seller Disclosure Schedule are financial statements of Sellers (collectively, the “Financial Statements”) consisting of (i) the reviewed consolidated financial statements (including balance sheets and statements of earnings, shareholders’ equity and cash flows) of AFIC for each of the fiscal years ended June 30, 2014, 2015, 2016 and 2017 (including the notes contained therein or annexed thereto, if any), which financial statements have been reported on, and are accompanied by Nussbaum, Torres & Company, independent accountants for the Group Companies for such years, and (ii) the unaudited consolidated financial statements (including balance sheets and statements of earnings, shareholders’ equity and cash flows) of ICC for the six months ended December 31, 2016 and 2017 excluding the Excluded Assets, but for Thunderbird Logistics, LLC and the balance sheet included therein as of December 31, 2017, the “Recent Balance Sheet”). Also included on Section 4.4(a) of the Seller Disclosure Schedule is the audited financial statement of ICC, by Lauterbach, Borschow & Company, for the fiscal years ended June 30, 2015, 2016 and 2017 (the “ICC Financial Statements”). The Financial Statements and the ICC Financial Statements (A) are correct and complete in all material respects; (B) have been prepared in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”) throughout the periods covered thereby; (C) are applied on a basis consistent with past practices (except to the extent otherwise disclosed therein) and with the books and records of the Group Companies; and (D) fairly present the assets, Liabilities, financial position, results of operations and cash flows of Sellers as of the dates and for the periods indicated. If any other asset, liability or item of income or expense reflected on the Financial Statements arises out of an allocation to the Business of a portion of any asset, liability or item of income or expense of an Affiliate of AFIC that relates in part to any operation other than the Business, then Section 4.4(a) of the Seller Disclosure Schedule sets forth such fact, an explanation thereof and the method of calculating the allocation or charge. There were no changes in the method of application of AFIC’s accounting policies or changes in the method of applying AFIC’s use of estimates in the preparation of the audited Financial Statements as compared with the unaudited Financial Statements.

(b)    Internal Accounting Controls. Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 4.5.    Taxes.

(a)    All Taxes due with respect to the Acquired Assets, the Assumed Liabilities or the Business have been fully and timely paid and all Tax returns required to have been filed with respect to the Acquired Assets, the Assumed Liabilities or the Business have been timely filed. All such Tax returns are true, correct and complete in all material respects. All deficiencies asserted or assessments for Taxes made by a Governmental Entity with respect to the Acquired Assets, the Assumed Liabilities or the Business have been fully paid.

(b)    No material Tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes due with respect to the Acquired Assets.

(c)    (i) There has been no Tax Proceeding relating to the Acquired Assets, the Assumed Liabilities or the Business since January 1, 2015 and no such Tax Proceeding is pending or threatened in writing, and (ii) no written notice has been received from any Governmental Entity relating to Taxes of the Acquired Assets, the Assumed Liabilities or the Business.

(d)    (i) There is no agreement or waiver and no agreement or waiver has been requested extending any statute of limitations relating to the payment or collection of Taxes relating to the Acquired Assets, the Assumed Liabilities or the Business; (ii) no power of attorney has been granted to any Person relating to Tax matters of the Acquired Assets, the Assumed Liabilities or the Business; and (iii) no ruling or determination has been applied for or received from a Governmental Entity regarding a transaction that relates to Taxes of the Acquired Assets, the Assumed Liabilities or the Business.

(e)    All material Taxes with respect to the Acquired Assets, the Assumed Liabilities or the Business required by Law to have been withheld or collected have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(f)    There is no material property or obligation of any Group Company, including uncashed checks to vendors, clients, or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws.

SECTION 4.6.    Accounts Receivable.

(a)    Accounts Schedule. Sellers have delivered one or more electronic data files that form a part of Section 4.6(a)(i) of the Seller Disclosure Schedule and that together list all outstanding accounts receivable (except for those of AFIC and AFIC II, in each case that do not relate to the Business), and the net employed funds associated with any such account receivable, together with any and other extensions of credit held by Sellers as of March 31, 2018 (each, an “Account”), and which include, with respect to each such Account, completed information for each of the applicable fields set forth on the attached Schedule 4.6(a) (the “Accounts Schedule”). Except for specified participation agreements with third parties set forth on Section 4.6(a)(ii) of the Seller Disclosure Schedule, Sellers are the sole owners and holders of each Account. The information set forth in the Accounts Schedule is complete, true and correct in all material respects as of the date thereof. The information set forth in the Closing Data Tape will be complete, true and correct in all material respects as of the date thereof.

(b)    Accounts. All accounts receivable and notes receivable of Sellers reflected on the Recent Balance Sheet and the Accounts Schedule, and all accounts receivable and notes receivable of Sellers that have arisen since the date of the Recent Balance Sheet, unless so noted therein, (i) arose out of arm’s length transactions actually made in the ordinary course of business, (ii) are the valid and legally binding obligations of the parties obligated to pay such amounts, (iii) have been services in accordance with applicable Law and the policies of Sellers in effect at the relevant times and (iv) are not in dispute other than disputes that arise in the ordinary course of business consistent in type and amount with past practices of the applicable Seller.

SECTION 4.7.    Absence of Certain Changes. Except as and to the extent set forth in Section 4.7 of the Seller Disclosure Schedule, since December 31, 2017, Sellers have conducted their business only in the ordinary course of business consistent with past practice, and there has not been:

(a)    No Adverse Change. Any material adverse change, effect, event, occurrence or development that, individually or in the aggregate, is or would be reasonably expected to have a material adverse effect on the assets, liabilities, business, condition or results of operations of the Business or prevent the ability of Sellers and/or Shareholders to timely consummate the transactions contemplated hereby (a “Material Adverse Effect”).

(b)    No Increase in Compensation. Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of Sellers (except for nominal increases for rank and file employees consistent with past practices), including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any material increase in the number of such employees or agents (including any such increase or change pursuant to any Employee Plan/Agreement or other commitment).

(c)    No Material Acquisitions. Any merger or consolidation with any Person, any acquisition of an interest in or any acquisition of a substantial portion of the assets or business of any Person, or any other acquisition of any material assets.

(d)    No Amendment of Contracts, Rights. Any entering into, amendment or termination of any Contract relating to employment to which any Seller is a party; any entering into, amendment or termination of any material Contract to which any Seller is a party; or, other than in the ordinary course of business consistent with past practice, any release or waiver of any material claims or rights under any Contract to which any Seller is a party.

(e)    Loans and Advances. Any loan or advance made by any Seller to any clients other than in the ordinary course of business.

(f)    Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any Liability of any Seller, other than the discharge or satisfaction in the ordinary course of business of current Liabilities reflected on the face of the Recent Balance Sheet and of current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business.

(g)    Deferral of Liabilities. Any deferral, extension or failure to pay any of the Liabilities of any Seller as and when the same become due or any allowance of the level of the Liabilities of any Seller to increase in any material respect or any prepayment of any of the Liabilities of any Seller.

(h)    Accounting Principles. Any material change in any Sellers’ financial or Tax accounting principles or methods.

(i)    Tax Positions. Any change in the methodology of calculating the amount of Tax owed, or the methodology for calculating or paying estimated Taxes.

(j)    Commitments. Any entering into, amending or early termination of any Contract to take any of the actions specified in this Section 4.7, other than this Agreement and other than in the ordinary course consistent with past practices.

(k)    Factoring. Except as may be disclosed in the Financial Statements as set forth in Section 4.4, any sale, securitization, factoring or other transfer of any of its accounts receivable, other than pursuant to participation agreements entered into in the ordinary course of business.

SECTION 4.8.    Sufficiency of Assets. Except as set forth on Section 4.8 of the Seller Disclosure Schedule, the Acquired Assets, together with the Transaction Documents (and the rights granted and services to be performed thereunder by Sellers), constitute all of the assets, rights (including Trade Rights) and properties used by Sellers, Shareholders and their Affiliates in the conduct of the Business, and such assets, rights and properties are sufficient to conduct the Business in all material respects as it is conducted on the date of this Agreement.

SECTION 4.9.    No Litigation. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, there is no Litigation pending or threatened or anticipated against any Seller, or their directors or officers (in such capacity) arising out of or related to the operation of the Business, any Acquired Asset or any Assumed Liability. No event has occurred nor has any action been taken that is reasonably likely to result in any material Litigation, nor has any Seller received written notice of any actual or potential Litigation initiated or to be initiated by a Governmental Entity, in each case arising out of or related to the operation of the Business, any Acquired Asset or any Assumed Liability. Section 4.9 of the Seller Disclosure Schedule also identifies all Litigation in which (x) the amount in controversy exceeds $20,000, (y) any of the Sellers or their respective directors or officers (in such capacity) are named as plaintiffs and any asserted counterclaims have not been resolved by final adjudication or settlement, or (z) Seller, or any of Seller’s respective directors or officers (in such capacity) are name as defendants since December 31, 2014 arising out of the operation of the Business. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, none of the Acquired Assets or the business, assets or Liabilities of Sellers related to the Business are subject to any material Order.

SECTION 4.10.    Compliance with Laws and Orders.

(a)    Laws and Orders. Except as set forth in Section 4.10(a) of the Seller Disclosure Schedule, Sellers (including their business and assets including the Business, the Acquired Assets and the Assumed Liabilities) are and have been in compliance with all applicable Laws and Orders. Except as set forth in Section 4.10(a) of the Seller Disclosure Schedule, Sellers have not received notice of any violation or alleged violation of any Laws or Orders. All reports, filings and returns required to be filed by or on behalf of Sellers with any Governmental Entity have been filed and, when filed, to the knowledge of Sellers, were substantially correct and complete. Without limiting the foregoing:

(i)    Unemployment Compensation. Sellers have made all required payments to their respective PEOs with respect to employment compensation requirements and related taxes.

(ii)    Questionable Payments. No Seller nor any director, officer or employee (in that capacity) or other Person associated with, representing or acting on behalf of any Seller is an official, agent or employee of any Governmental Entity or an official of a political party or a candidate for political office. Neither Sellers nor any director, officer, employee, agent or other Person associated with, representing or acting on behalf of Sellers have, directly or indirectly, (A) made, authorized, promised or requested unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (B) made, authorized, promised or requested any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (C) made, authorized, promised or requested any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any official, agent or employee of any Governmental Entity or an official of a political party or a candidate for political office; (D) established or maintained any unlawful fund of monies or other assets of Sellers; (E) made any fraudulent entry on the books or records of Sellers; (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, promise of payment or authorization of payment of money, gifts or anything of value to any Person or entity, private or public, regardless of form, whether in money, property or services, to receive favorable treatment in obtaining or retaining business for Sellers, to obtain or retain special concessions for Sellers or to pay for favorable treatment for business obtained or retained or to pay for special concessions already obtained for Sellers or to secure any other improper advantage for Sellers; or (G) otherwise violated the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder or any other Law that prohibits corruption or bribery.

(b)    Licenses and Permits. Sellers have all licenses, permits, approvals, registrations, certifications, consents and listings of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its business as Sellers currently conduct their business and the operation of the Facilities. All such licenses, permits, approvals, registrations, certifications, consents and listings are set forth in Section 4.10(b) of the Seller Disclosure Schedule and, except for such licenses, permits, approvals, registrations, certifications, consents and listings that are not material to Sellers or the conduct of their businesses, are in full force and effect and will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the consummation of the transactions contemplated hereby. Except as set forth in Section 4.10(b) of the Seller Disclosure Schedule, Sellers (including their business and assets) are and have been in compliance with all of their licenses, permits, approvals, registrations, certifications, consents and listings.

(c)    Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 4.10, except for the Excluded Assets and except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, Sellers (including their business and assets) are and have been in compliance with all Environmental Laws relating to the Business, the Leased Property, the Acquired Assets and the Assumed Liabilities. Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, there is no Litigation pending or threatened or anticipated against any Seller relating in any way to any Environmental Laws relating to the Business, the Leased Property, the Acquired Assets and the Assumed Liabilities. There is no Litigation pending or threatened or anticipated against any other Person whose Liability therefor may have been retained or assumed by or could be imputed or attributed to Sellers relating in any way to any Environmental Laws relating to the Business, the Leased Property, the Acquired Assets and the Assumed Liabilities. Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, there are no past or present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent compliance or continued compliance by any Seller with all Environmental Laws or (ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the basis of any Litigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened or anticipated release into the environment, of any Waste, in each case relating to or that may attach to the Business, the Leased Property, the Acquired Assets and the Assumed Liabilities. Correct and complete copies of all environmental studies in the possession or control of Sellers, or to which any Seller has access, relating to any property relating to the Business, the Leased Property, the Acquired Assets and the Assumed Liabilities with respect to which any Seller may have incurred Liability or for which Liability may be asserted against any Seller have been delivered to Purchaser. Except as provided in Section 4.10(c) of the Seller Disclosure Schedule and to the knowledge of Sellers, there are no pending, proposed or required changes to Environmental Laws (including any standards, criteria or guidance used by a Governmental Entity to enforce Environmental Laws) with respect to which Sellers may be required to incur any costs outside the ordinary course of business (including for capital expenditures, process changes and changes in material usage) to achieve or ensure compliance with Environmental Laws relating to the Business, the Leased Property, the Acquired Assets and the Assumed Liabilities. Without limiting the foregoing, to the knowledge of Sellers, (A) no portion of any of the Leased Property has been used as a landfill or for storage or landfill of Waste, (B) no underground storage tanks have been present on any of the Leased Property, (C) no transformers or capacitors containing polychlorinated biphenyls (PCBs) have been present on any of the Leased Property and (D) no asbestos is contained in or forms a part of any building, building component, structure, office space or equipment owned, operated, leased, managed or controlled by the Group Companies or located on the Leased Property.

SECTION 4.11.    Title to and Condition of Properties.

(a)    Marketable Title. Sellers have good and marketable fee title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of the Acquired Assets (whether tangible and intangible), free and clear of all Liens, except for Liens under the ICC Chase Credit Facility and any underlying mortgage indebtedness against the landlords’ leasehold estates. Except for those assets that are subject to the personal property leases set forth in Section 4.13 of the Seller Disclosure Schedule and the other assets set forth in Section 4.11(a) of the Seller Disclosure Schedule, Sellers have good and marketable fee title to all of the assets used in the conduct of the Business. Except for the ICC Chase Credit Facility, no business or assets of any Seller are subject to any restrictions with respect to the transferability or divisibility thereof. Sellers’ title to their business and assets will not be affected by the transactions contemplated hereby. Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, Sellers are not using any assets or rights that are not owned, licensed or leased by them.

(b)    Condition. All Acquired Assets or other tangible assets (real and personal) owned or utilized by Sellers in the Business are in reasonably good operating condition and repair, reasonable wear and tear excepted, free from any defects (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Sellers), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as conducted during the preceding twelve (12) months.

(c)    Leased Property.

(i)    General. Sellers do not own any real property. Section 4.11(c) of the Seller Disclosure Schedule sets forth all real property leased, used or occupied by Sellers (the “Leased Property”). No Person has any right or option to acquire or lease any portion of or interest in the Leased Property.

(ii)    Compliance. To the knowledge of Sellers, the use of the Leased Property as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to the Leased Property. There are currently in full force and effect duly issued certificates of occupancy permitting the Leased Property and improvements located thereon to be legally used and occupied as the same are currently constituted.

SECTION 4.12.    Insurance.

(a)    Policies. Section 4.12(a) of the Seller Disclosure Schedule sets forth a correct and complete list (or copies of certificates of insurance) of all material policies of fire, liability, product liability, workers compensation, health, product, recall and other forms of insurance currently in effect with respect to the Business, the Acquired Assets and the Assumed Liabilities (collectively, the “Insurance Policies”). Sellers have delivered correct and complete copies of each Insurance Policy to Purchaser.

(b)    Nature; Validity. The Insurance Policies are sufficient in all material respects for the operation of the Business. Since December 31, 2013, all products liability (if any) and general liability policies maintained by or for the benefit of Sellers have been “occurrence” policies and not “claims made” policies. All Insurance Policies are valid, outstanding and enforceable policies. Sellers are not currently subject to any notice of cancellation or termination with respect to any Insurance Policy and to the knowledge of Sellers, no event or condition exists or has occurred that could result in cancellation of any Insurance Policy prior to its scheduled expiration date. None of the insurance carriers providing coverage under the Insurance Policies has declared bankruptcy or provided notice of insolvency to any Seller. No Insurance Policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. Sellers have not received any notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor will hereafter be substantially increased or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Insurance Policy.

(c)    Claims. Sellers have duly and timely made all claims that it has been entitled to make under each Insurance Policy. There is no claim by Sellers pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there is no basis for denial of any pending claim under any Insurance Policy.

SECTION 4.13.    Contracts and Commitments. Except as set forth in Section 4.13 of the Seller Disclosure Schedule:

(a)    Leases. Sellers (whether as lessor or lessee) have no Contracts for the lease or occupancy of real property.

(b)    Personal Property Leases. Sellers (whether as lessor or lessee) have no Contracts for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of $50,000.00 (or its foreign currency equivalent as of the date hereof) or involving any remaining performance over a period of more than twenty-four (24) months.

(c)    Purchase Commitments. Sellers have no Contracts relating to the purchase of equipment, fixed assets or similar goods, or for capital expenditures, involving any remaining consideration, termination charge or other expenditure on the part of the Group Companies in excess of $50,000.00 (or its foreign currency equivalent as of the date hereof).

(d)    Contracts for Services. Sellers have no Contract with any director or officer; and Sellers have no Contract with any employee, agent, consultant or other third party performing similar functions that is not cancelable by Sellers on notice of no longer than thirty (30) days without liability, penalty or premium of any nature or kind whatsoever or under which Sellers could incur remaining obligations in excess of $50,000.00 (or its foreign currency equivalent as of the date hereof).

(e)    Powers of Attorney. Except as provided in Section 4.13(e) of the Seller Disclosure Schedule, Sellers have not given a power of attorney or proxy that is currently in effect to any Person relating to the Business, the Acquired Assets or the Assumed Liabilities.

(f)    Collective Bargaining Agreements. The Group Companies have no collective bargaining Contract with any unions, guilds, shop committees or other collective bargaining groups.

(g)    Loan Agreements. Sellers have no loan Contract, promissory note, letter of credit, performance or other type of bond or other evidence of indebtedness, including any Contract evidencing or relating to Funded Indebtedness, as a signatory, Shareholder or otherwise.

(h)    Guarantees. Sellers have not guaranteed the payment or performance of any Person, agreed to indemnify any Person (except under Contracts entered into by the Group Companies in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person, in each case related to or affecting the Business, the Acquired Assets or the Assumed Liabilities.

(i)    Governmental Contracts. Sellers have no Contract with any Governmental Entity related to or affecting the Business, the Acquired Assets or the Assumed Liabilities.

(j)    Agreements Relating to Trade Rights. Sellers have no consulting, development, joint development or similar Contract relating to, or any Contract requiring the assignment of any interest in, any of the Seller Trade Rights.

(k)    Restrictive Agreements. Sellers have no Contract that is so burdensome as to materially affect or impair the operations of Sellers. Sellers have no Contract (i) prohibiting or restricting any of the Sellers or any of their employees from competing in any business or geographical area, or soliciting clients or soliciting or hiring employees, or otherwise restricting it from carrying on any business anywhere in the world, (ii) relating to the location of employees or a minimum number of employees to be employed by any of the Sellers, (iii) containing any “most favored nation,” “most favored client,” equivalent price or term protection clause, or similar provisions or (iv) granting any type of exclusive rights to any Person.

(l)    Joint Venture; Acquisition or Disposition Agreements. Sellers have no Contract that provides for any type of joint venture, partnership or similar arrangement by Sellers, any type of merger, consolidation, reorganization, tender offer or similar business combination, any type of acquisition of businesses, material assets or securities of any other Person, or any type of disposition of securities or material assets of any Seller. Sellers have no Contract that provides for an obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation.

(m)    Early Termination Penalty. Sellers have no Contract which would require any consent or approval of a counterparty in connection with the execution, delivery and performance of this Agreement and the other documents and instruments contemplated hereby, including as a result of the consummation of the transactions contemplated by this Agreement and pursuant to which Sellers may be obligated to pay early termination payments in excess of $25,000.

(n)    Other Material Contracts. Except with respect to the agreements with PEOs, Sellers have no Contract of any nature related to or affecting the Business, the Acquired Assets or the Assumed Liabilities involving any remaining consideration or other expenditure in excess of $100,000.00 (or its foreign currency equivalent as of the date hereof) that does not contain a provision for termination which, when such contract is terminated, the resulting liability will be less than the foregoing amount.

(o)    IP Licenses. Sellers have no Contract that provides for the license of software, services and/or other intangible assets that are used by Sellers in the operation of the Business, except for agreements relating to “off the shelf” computer software licensed to Seller in the ordinary course of business.

SECTION 4.14.    No Default. No Seller is in default in any material respect under any Contract related to or affecting the Business, the Acquired Assets or the Assumed Liabilities and to which it is a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of such Seller’s obligations thereunder or result in the creation of any Lien on any of the capital stock or other equity or ownership securities, or any of the assets, of any Seller. No third party (other than clients and Account debtors) is in default in any material respect under any Contract related to or affecting the Business, the Acquired Assets or the Assumed Liabilities and to which any Seller is a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination or the right of discretionary termination thereof. Each Contract related to or affecting the Business, the Acquired Assets or the Assumed Liabilities and to which any Seller is a party or otherwise bound is in full force and effect and is a valid and binding agreement enforceable against such Seller and the other party or parties thereto in accordance with its terms.

SECTION 4.15.    Labor Matters.

Except as set forth on Section 4.15 of the Seller Disclosure Schedule, the Group Companies have not experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements. The Group Companies are and have been in compliance with all applicable Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and the Group Companies are not and have not engaged in any unfair labor practice. There are no pending or threatened or anticipated administrative charges or court complaints against the Group Companies concerning alleged employment discrimination or other employment-related matters. Disclosure Schedule 4.15 sets forth a true and complete list of each Contract between a Group Company and a PEO (“PEO Agreements”), and a true and complete copy of each such agreement, together with all amendments thereto, has been provided to Purchaser. Compensation of employees providing services with respect to the Business is governed by the PEO Agreements through March 31, 2018.

SECTION 4.16.    Employee Benefit Plans.

(a)    Disclosure. Section 4.16(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all plans, programs, Contracts, policies and practices providing compensation or benefits to any current or former director, employee or independent contractor of the Group Companies, or beneficiary or dependent thereof, sponsored or maintained by any Group Company or any ERISA Affiliate, to which any Group Company or any ERISA Affiliate has contributed, contributes or is obligated to contribute, or under which any Group Company or any ERISA Affiliate had, has or may have any Liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, employment or consulting Contracts, “golden parachutes” or other change in control programs or agreements, collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), and employee manuals (collectively, the “Employee Plans/Agreements”). Each Employee Plan/Agreement is identified on Section 4.16(a) of the Seller Disclosure Schedule, to the extent applicable, as one or more of the following: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA); (ii) a “defined benefit plan” (as defined in Section 414 of the Code); (iii) an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and/or (iv) a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and neither the Group Companies nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such multiemployer plan.

(b)    Delivery of Documents. The Group Companies have delivered to Purchaser correct and complete copies of the following information with respect to each Employee Plan/Agreement:

(i)    the Employee Plan/Agreement, including all amendments or, if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan/Agreement;

(ii)    the annual report, if required under ERISA, with respect to the Employee Plan/Agreement for each of the previous two (2) plan years;

(iii)    the summary plan description, together with each summary of material modifications, if required under ERISA, with respect to the Employee Plan/Agreement and all material employee communications relating to the Employee Plan/Agreement;

(iv)    if the Employee Plan/Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the trust contract, insurance policy or other funding agreement and the latest financial statements thereof; and

(v)    the most recent determination letter received from the IRS with respect to the Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code and the most recent application, including all schedules and exhibits thereto, for a favorable determination letter.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Purchaser pursuant to subclause (ii), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

(c)    Terminations, Proceedings, Penalties, Etc. With respect to each employee benefit plan (including each Employee Plan/Agreement) that is subject to Title IV of ERISA and with respect to which the Group Companies, any Person that is or was aggregated with the Group Companies pursuant to Section 414(b), (c), (m) or (o) of the Code or any of their respective assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien:

(i)    no such plan has been terminated so as to subject, directly or indirectly, any of the Group Companies’ assets to any Liability or the imposition of any Lien under Title IV of ERISA;

(ii)    no proceeding has been initiated or threatened by any Person (including the Pension Benefit Guaranty Corporation) to terminate any such plan;

(iii)    no condition or event currently exists or is expected to occur that could subject, directly or indirectly, any of the Group Companies’ assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the Pension Benefit Guaranty Corporation or to any other Person or otherwise on account of the termination of any such plan;

(iv)    if any such plan were to be terminated as of the Closing Date, none of the Group Companies’ assets would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA or be required to make additional contributions to the plan other than those benefit accruals already reserved for in the ordinary course and listed on the Recent Balance Sheet or as otherwise agreed to by the parties herein;

(v)    Except as set forth in Section 4.16(c)(v) of the Seller Disclosure Schedule, no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

(vi)    no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

(vii)    no such plan is a plan described in Section 4063 or 4064 of ERISA.

(d)    Prohibited Transactions. There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Group Companies or any of the Group Companies’ assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any Contract, Law or Order pursuant to which the Group Companies have agreed or are required to indemnify any Person against any Liability incurred under any such Contract, Law or Order.

(e)    Full Funding. The funds available under each Employee Plan/Agreement that is intended to be a funded plan exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by the Group Companies’ actuaries in connection with the funding of such Employee Plan/Agreement).

(f)    Controlled Group; Affiliated Service Group; Leased Employees. The Group Companies are not and never have been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) that includes or at any time included any member other than the Group Companies. There are not and never have been any “leased employees” (within the meaning of Section 414(n) of the Code) of the Group Companies, and no individuals are expected to become such leased employees with the passage of time.

(g)    Payments and Compliance. With respect to each Employee Plan/Agreement: (i) all payments due from the Employee Plan/Agreement (or from the Group Companies with respect to the Employee Plan/Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of the Group Companies; (ii) the Group Companies have complied with, and the Employee Plan/Agreement conforms to, all applicable Laws and Orders; (iii) all reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were correct and complete; (iv) each Employee Plan/Agreement that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS that addresses all currently applicable qualification requirements with respect to such plan, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has adversely affected or is reasonably likely to adversely affect such qualification or exemption; (v) there is no Litigation pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or threatened or anticipated with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement; and (vi) the Employee Plan/Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

(h)    Post-Retirement Benefits. Except as expressly required under Sections 601 through 609 of ERISA, and except for the Cash Balance Plan, no Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former directors, employees or independent contractors of the Group Companies beyond their retirement or other termination of service, and the Group Companies have no obligation to provide or contribute toward the cost of such coverage or benefits.

(i)    Employer Shared Responsibility Requirements. No condition or event exists that would cause any of the Group Companies to be or become subject to an assessable payment under Section 4980H of the Code.

(j)    No Triggering of Obligations. Except as described on Section 4.16(j) of the Seller Disclosure Schedule, the consummation of the transactions contemplated hereby (or the consummation of the transactions contemplated hereby, in conjunction with the occurrence of another event, such as termination of employment) will not (i) entitle any current or former director, employee or independent contractor of the Group Companies to severance pay, change in control payment or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, employee or independent contractor of the Group Companies, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(k)    Future Commitments. Except as described on Section 4.16(k) of the Seller Disclosure Schedule, the Group Companies have no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plans/Agreements.

(l)    Seller has provided to Purchaser, in writing, a list of each employee of Seller as of not more than one day prior to the date hereof, indicating such employee’s (i) work location, (ii) job title (including officer title), (iii) status (active or on leave and estimated return to work date if known, and full-time or part-time status), (iv) annual base salary or wage rate, and (v) hire date.

SECTION 4.17.    Employees; Compensation. Section 4.17 of the Seller Disclosure Schedule contains a correct and complete list of (a) all employees of the Group Companies, (b) each such employee’s title and location of employment, (c) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave of absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason) and (d) each such employee’s annual rate of compensation, including incentives (if any). For purposes of subclause (d), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission employees, such list identifies the current hourly or commission rate for each such employee. Section 4.17 of the Seller Disclosure Schedule also contains a correct and complete list of qualified beneficiaries eligible for COBRA continuation coverage benefits under any Employee Plan/Agreement that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA).

SECTION 4.18.    Trade Rights. Section 4.18(a) of the Seller Disclosure Schedule contains a correct and complete list of the Seller Trade Rights and specifically identifies all Business Trade Rights (including domain names). Sellers are the exclusive owners of all Seller Trade Rights, free and clear of all Liens (except for Permitted Liens). Section 4.18 of the Seller Disclosure Schedule also specifies which of the Seller Trade Rights are registered and the jurisdictions in which such Seller Trade Rights are registered. All Seller Trade Rights of a material nature are in good standing and have been properly registered in all jurisdictions where required. All registrations and applications of a material nature have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To conduct the Business as it is currently conducted or proposed to be conducted, Sellers do not require any Trade Rights that it does not already have. Sellers are not infringing and has not infringed any Trade Rights of another, nor is there any basis upon which a claim or challenge for infringement could be made. No Person is infringing or has infringed any of the Seller Trade Rights. Sellers are not aware of any pending patent applications belonging to others that would be infringed by Sellers if a patent that included such claims were granted on such pending applications. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, Sellers have not granted any license or made any assignment of any of the Seller Trade Rights, and no Person other than Sellers has any right to use any of the Seller Trade Rights. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, Sellers do not pay any royalties or other consideration for the right to use any Trade Rights of others. All Trade Rights of a material nature that are used by Sellers in the Business are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Sellers. No methods, processes, procedures, apparatus or equipment used or held for use by Sellers use or include any proprietary or confidential information or any trade secrets misappropriated from another. Sellers have no proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of Sellers, and Sellers have complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information. Section 4.18 of the Seller Disclosure Schedule contains a correct and complete list of all pending research and development projects for which there has been a charge or cost allocation of at least $50,000.00 (or its foreign currency equivalent as of the date hereof) or more. Sellers have maintained the confidentiality of all Seller Trade Rights to the extent necessary to maintain all proprietary rights therein. The consummation of the transactions contemplated hereby will not alter or impair any of the Seller Trade Rights. All representations and warranties under this Section 4.18 are subject to Section 4.18 of the Seller Disclosure Schedule.

SECTION 4.19.    Major Clients and Account Debtors. Section 4.19(a) of the Seller Disclosure Schedule contains a correct and complete list of the fifty (50) largest clients for the twelve months ended December 31, 2017 (determined on the basis of the total dollar amount of purchase volume) showing the total dollar amount of net sales to or from each such client during each such year. Except as set forth in Section 4.19(a) of the Seller Disclosure Schedule, Sellers have no knowledge or information of any facts indicating, nor any other reason to believe, that any of the clients described in Section 4.19(a) of the Seller Disclosure Schedule will not continue to be clients of Sellers after the Closing. Section 4.19(b) of the Seller Disclosure Schedule contains a correct and complete debtor aging report as of December 31, 2017.

SECTION 4.20.    Certain Relationships to Sellers. Other than as disclosed on Section 4.20 of the Seller Disclosure Schedule, no Affiliate of any Seller has any direct or indirect interest in or other business relationship or arrangement with (i) any Person that does business with Seller in connection with the operation of, or is competitive with, the Business or (ii) any property, asset or right that is used by Sellers. Section 4.20 of the Seller Disclosure Schedule sets forth a true and complete list of each Contract or other arrangement or obligation between or among (as the sole parties thereto or together with a third party) any Shareholder or any of its Affiliates (other than Sellers) or any other Affiliate of Sellers (other than Sellers), on the one hand, and any Seller, on the other hand, or any Contract under which any Seller guarantees any obligation of any Shareholder or any Affiliate of any Shareholder (other than Sellers), including any loan outstanding from any party thereto to any other party thereto.

SECTION 4.21.    Bank Accounts. Section 4.21 of the Seller Disclosure Schedule sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Sellers maintain a safe deposit box, lock box or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

SECTION 4.22.    No Brokers or Finders. Except with respect to AFIC’s engagement of Houlihan Lokey, Inc. and Hovde Group LLC, none of Sellers, Shareholders or any of their directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.

SECTION 4.23.    Business Permits. Section 4.23 of the Seller Disclosure Schedule sets forth a list of all Permits that relate to the Business or are necessary for the Business to own, lease and operate its properties and assets or to carry on its businesses as are now being conducted (collectively, the “Business Permits”). All Business Permits are validly held by Sellers, and Sellers have complied with all terms and conditions thereof and no Seller has received written notice, or to the knowledge of Sellers oral notice, of any suit, action or proceeding relating to the revocation or modification of any Business Permit. Except for circumstances solely by reason of Purchaser (as opposed to any other third party) being the transferee of the applicable Business Permit hereunder, each of the Business Permits is transferrable to Purchaser hereunder and none of the Business Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the consummation of the Acquisition.

SECTION 4.24.    Asset and Liability Listings.

(a)    Section 4.24(a) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all Personal Property of Sellers other than the Transferred Personal Property.

(b)    Section 4.24(b) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all Transferred Contracts.

(c)    Section 4.24(c) of the Seller Disclosure Schedule sets forth a true and correct list of the early termination payments due pursuant to (or method of calculation thereof) the Contracts listed Section 4.13(m) of the Seller Disclosure Schedule.

SECTION 4.25.    Representations of Individual Sellers. Each Individual Seller, as to himself only and not as to any other Individual Seller, hereby represents to Purchaser:

(a)    Such Individual Seller is the owner, legally and beneficially, of such Individual Seller’s Personal Goodwill and has the sole and exclusive right, power and authority to enter into this Agreement and transfer and assign such Individual Seller’s Personal Goodwill in accordance with this Agreement;

(b)    The Personal Goodwill assigned by such Individual Seller hereunder to Purchaser shall be free and clear of all liens, claims, options or rights to purchase, security interests, pledges, encumbrances, or any other restriction or rights of any kind, nature, character or description whatsoever;

(c)    Such Individual Seller has not assigned, transferred or granted to any other party any right, interest, option, right to purchase, lien, pledge, encumbrance or other right in or to any of such Individual Seller’s Personal Goodwill;

(d)    Such Individual Seller is not currently a party to any contract, employment agreement, noncompetition agreement or any other contract or agreement, or subject to any restriction or condition contained in any permit, license, judgment, order, writ, injunction, decree or award which, singly or in the aggregate, materially and adversely affects or restricts, or is likely to materially and adversely affect or restrict the Personal Goodwill or the Purchaser’s acquisition, use or enjoyment thereof; and

(e)    Such Individual Seller is not aware of any present facts or any pending events that would prevent Purchaser from realizing the economic benefits associated with the such Individual Seller’s Personal Goodwill in the same manner as presently enjoyed by such Individual Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

SECTION 5.1.    Organization and Power.

(a)    Organization. Each of Purchaser and Purchaser Parent is duly organized, validly existing and in good standing under the laws of Texas.

(b)    Corporate Power. Each of Purchaser and Purchaser Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Purchaser and Purchaser Parent pursuant hereto (including the Other Transaction Documents) and to carry out the transactions contemplated hereby and thereby.

SECTION 5.2.    Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Purchaser and Purchaser Parent pursuant hereto (including the Other Transaction Documents) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Purchaser and Purchaser Parent. No other or further corporate act or proceeding on the part of Purchaser or Purchaser Parent or their respective owners is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Purchaser and Purchaser Parent pursuant hereto (including the Other Transaction Documents) or the consummation of the transactions contemplated hereby and thereby.

SECTION 5.3.    No Brokers or Finders. Neither Purchaser nor Purchaser Parent, nor any of their shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

SECTION 5.4.    Financing. Purchaser and Purchaser Parent shall have as of the Closing Date sufficient cash in immediately available funds with which to pay the cash payments required by Section 3.1 and Section 3.2 and the Earnout Consideration in Section 3.3 and to consummate the transactions contemplated by this Agreement.

SECTION 5.5.    Litigation. There is no Litigation pending or threatened in writing against Purchaser or Purchaser Parent or their directors or officers (in such capacity) or its business, assets or Liabilities, which, if adversely determined would have, individually or in the aggregate with all other such Litigation, a material adverse effect on the ability of Purchaser or Purchaser Parent to perform their obligations under this Agreement.

SECTION 5.6.    Binding Agreement. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Purchaser and Purchaser Parent will constitute, valid and binding agreements of Purchaser and Purchaser Parent, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 5.7.    No Violation. The execution, delivery and performance of this Agreement or the other documents and instruments to be executed, delivered and performed by Purchaser and Purchaser Parent pursuant hereto (a) will not violate any Laws or any Orders of any Governmental Entities, (b) except for applicable requirements of the HSR Act, will not require any authorization, consent, approval, exemption or other action by or notice to any

Governmental Entity (including under any “plant closing” or similar Law), or (c) will not violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will not result in the termination of, or accelerate the performance required by, or will not result in the creation of any Lien upon any of assets of Purchaser or Purchaser Parent under any term or provision of the charter, bylaws or similar organizational documents of Purchaser or Purchaser Parent or of any Contract or restriction of any kind or character to which Purchaser or Purchaser Parent is a party or by which any of Purchaser’s or Purchaser Parent’s assets or properties may be bound or affected.

ARTICLE VI

COVENANTS

SECTION 6.1.    Access; Cooperation, etc.

(a)    Pre-Closing Access to Information. From the date hereof to the Closing, Sellers shall give Purchaser and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable advance notice, to the Acquired Assets (including the Transferred Records) and the Assumed Liabilities and any records directly or indirectly related thereto and to make copes and extracts therefor at Purchaser’s own expense; provided, however, that such access (i) does not unreasonably disrupt the normal operations of Seller or the Business and (ii) would not be reasonably expected to violate any attorney-client privilege of Seller or violate any applicable Law; provided that, in the case that the foregoing clause (ii) restricts the rights of Purchaser under this Section 6.1(a), Sellers and Purchaser shall use their reasonable best efforts to make appropriate substitute disclosure arrangements that do not impair any such attorney-client privilege or violate any applicable Law.

(b)    Post-Closing Access to Information. After the Closing, for a period of six (6) years after the Closing Date, each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the assets, Liabilities or operations of the Sellers with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Notwithstanding the obligations contained in this Section 6.1(b), no Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of it or its Affiliates or contravene any applicable Law or binding agreement; provided that, in the case that the foregoing restricts the rights of any Party under this Section 6.1(b), Sellers and Purchaser shall use their reasonable best efforts to make appropriate substitute disclosure arrangements that do not impair any such attorney-client privilege or violate any applicable Law. The Parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply. Subject to the previous sentence, each Party agrees, for a period of six (6) years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 6.1(b) without first offering in writing to surrender such books, records and other data to the other Parties, which other Parties shall have ten (10) days after such offer to agree in writing to take possession thereof.

(c)    Cooperation. Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to AFIC’s business or assets. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article XI). The Sellers and Shareholders agree, as and to the extent reasonably requested by Purchaser, to use their respective reasonable efforts to obtain any certificate or other document from any Governmental Entity or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Purchaser and the Sellers and Shareholders further agree, as and to the extent reasonably requested by the other Party, to provide such other Party with all information that any Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (if any).

(d)    Consultation with Advisors. The Sellers consent to Purchaser’s consultation with legal, accounting and other professional advisors to the Sellers relating to the advice rendered to the Sellers prior to the Closing regarding the Sellers’ business or assets, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby.

(e)    Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Section 6.1, the existence of an adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 6.1. As to such records or other information directly pertinent to such adversarial proceeding, the Parties may not utilize this Section 6.1 but rather, absent agreement, must utilize the rules of discovery (to the extent applicable).

SECTION 6.2.    Ordinary Conduct. Except (x) as set forth on Section 6.2 of the Seller Disclosure Schedule or otherwise required by the terms of this Agreement, (y) as required under applicable Law or (z) with the express prior written consent of Purchaser, from the date hereof until the Closing, Sellers shall use reasonable best efforts to cause the Business to be conducted in all material respects in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts consistent with past practices to preserve intact the Business and the relationships with clients, landlords, employees, financing sources, and others with whom the Business has a material business relationship. Except (x) as set forth on Section 6.2 of the Seller Disclosure Schedule or otherwise required by the terms of this Agreement, (y) as required under applicable Law or (z) with the prior written consent of Purchaser, Sellers shall not do any of the following in connection with the Business, the Acquired Assets or the Assumed Liabilities without the prior written consent of Purchaser:

(a)    Transfer, lease, sublease, or otherwise dispose of any Acquired Assets;

(b)    grant any Lien on any Acquired Asset, except in the ordinary course of business consistent with past practice under the ICC Chase Credit Facility;

(c)    incur indebtedness under, or draw on, the ICC Chase Credit Facility except in the ordinary course, consistent with past practices;

(d)    except as required by applicable Law or by the terms of any Employee Plan/Agreement as in effect on the date hereof, grant to any employee of any Seller any increase in compensation or benefits, grant to any employees of any Seller any bonus or other cash incentive award or any equity or equity-based award, or establish, adopt, enter into, amend or terminate any Employee Plan/Agreement maintained or to be maintained by any Seller;

(e)    terminate the employment of any employee of any Seller other than for cause or hire or promote any employee of any Seller except, in the ordinary course, consistent with past practices with respect to any employee who has (or would have following such hiring or promotion) an annual base salary (or annualized base compensation) of more than $60,000;

(f)    make any change in any method of accounting or accounting practice or policy used by the Business in the preparation of its financial statements, other than as required by changes after the date hereof under GAAP or applicable Law;

(g)    cancel, compromise, waive, or enter into any settlement or release with respect to any action, claim or other proceeding brought or threatened in writing to be brought before any Governmental Entity relating to the Business or any Acquired Assets other than any settlement or release that contemplates only the payment of money (in an amount that does not exceed, individually or in the aggregate, $25,000) solely by Sellers or other third party and not by Purchaser that is satisfied in full prior to the Closing (A) without ongoing limits on the conduct or operation of, or any admission of wrongdoing or nolo contendere or similar plea by, with respect to or binding on the Business and (B) results in a full release (including of Purchaser and its Affiliates) of the claims giving rise to such action, claim or proceeding;

(h)    enter into any transactions, Contracts or understandings with any Affiliates of any Seller that would be binding on the Acquired Assets after the Closing or would give rise to any Liability that would be an Assumed Liability;

(i)    make any material change to the Credit and Collection Policies applicable to Accounts and/or Account Contracts, other than as required by changes after the date hereof in applicable Law;

(j)    terminate, modify, amend or fail to enforce any material right under any Material Contract other than extending or renewing any Material Contract on terms that are not different in any material respect than the terms in effect on the date hereof;

(k)    except in accordance with the Credit and Collection Policies, forgive any amounts due and owing by any obligor under any Account or Account Contract;

(l)    commit to make any capital expenditures other than capital expenditures required for maintenance and repair of the Business made in the ordinary course of business consistent with past practice;

(m)    (A) make any material Tax election, or adopt or change any material accounting method in respect of Taxes, (B) enter into any closing agreement, settle or compromise any claim or assessment in respect of material Taxes, (C) consent to any extension or waiver of any limitation period with respect to Taxes, or (D) amend any material Tax return, in each case, relating to the Acquired Assets, the Assumed Liabilities or the Business if such action reasonably could be expected to have an adverse impact on Purchaser or its Affiliates after the Closing; or

(n)    enter into any contract or agreement to do, or authorize, commit or resolve to do, any of the foregoing.

SECTION 6.3.    Reasonable Best Efforts; Regulatory Matters.

(a)    Efforts. Subject to this Section 6.3(a), prior to the Closing, Purchaser and the Sellers shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement, including satisfaction (but not waiver) of the conditions to Closing set forth in Article IX.

(b)    Regulatory Matters. The Parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to as promptly as practicable after the date hereof prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all permits, consents, approvals, waivers and authorizations of, all third parties and Governmental Entities that are necessary or advisable to timely consummate the transactions contemplated by this Agreement, including under the HSR Act. Subject to the foregoing, the Parties agree to use their reasonable best efforts to satisfy any conditions or requirements imposed by any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement. Each party hereto (the “Reviewing Party”) will have the right to review in advance, and the other party (the “Filing Party”) will consult with the Reviewing Party on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and that each party will keep the other parties reasonably apprised in a timely manner of the status of matters relating to completion of the transactions contemplated herein. Each of the Parties agrees that none of the information regarding it or any of its Affiliates supplied or to be supplied by it, or to be supplied on its behalf, in writing specifically for inclusion in any documents to be filed with any Governmental Entity in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Entity, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall promptly advise the other Parties upon receiving any communication from any Governmental Entity materially affecting AFIC or such Party’s ability to timely consummate the transactions contemplated hereby.

SECTION 6.4.    No Solicitation of Alternative Transactions.

(a)    From the date hereof to the earlier of the Closing and the termination of this Agreement in accordance with its terms, Sellers and the Shareholders shall not, and shall cause their Affiliates and their respective Representatives not to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information to, or authorize any of their Representatives to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Purchaser, its Affiliates or its and their respective Representatives), in each case concerning any potential sale of capital stock of, or merger, consolidation, combination, sale of assets (other than in the ordinary course of business consistent with past practice), reorganization or other similar transaction involving Sellers, the Business, the Acquired Assets or the Assumed Liabilities (other than the Excluded Assets and Excluded Liabilities) (each, an “Alternative Transaction”), other than informing any such Person of the existence of the provisions contained in this Section 6.4.

(b)    Sellers and Shareholders shall, and shall cause their Affiliates and their respective Representatives to, immediately terminate any existing discussions or negotiations with any Persons (other than Purchaser, its Affiliates or its and their respective Representatives) conducted heretofore with respect to any Alternative Transactions. Promptly after the execution of this Agreement, Sellers and Shareholders shall (i) request in writing that each Person that has executed a confidentiality agreement since January 1, 2017 in connection with its consideration of acquiring AFIC, the Business or any portion thereof promptly destroy or return to Sellers all nonpublic information heretofore furnished by Sellers, or Shareholders or any of their representatives to such Person or any of its representatives in accordance with the terms of such confidentiality agreement and (ii) terminate access to any physical or electronic data rooms relating to a possible Alternative Transaction by any Person. Sellers and Shareholders agree not to, and to cause their Affiliates and their respective Representatives not to, release any third party from the confidentiality, standstill, employee non-solicit or other provisions of any agreement with respect to any Alternative Transaction. Sellers and Shareholders shall, and shall cause their Affiliates to, at the sole cost and expense of Purchaser, cooperate with Purchaser, upon Purchaser’s request, to take such reasonably requested actions to enforce Sellers’ or Shareholders’ rights under any such agreement.

SECTION 6.5.    Non-Competition; Non-Solicitation.

(a)    As an inducement to Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, and except as may be specifically authorized in writing by Purchaser expressly referencing this Section 6.5, for a period of three (3) years after the Closing Date, each of Sellers, Clifford R. Eisenberg, Anthony B. Furman, Ernest Eisenberg, Louis Cohen, AFIC and AFIC II shall not, and shall cause his or its Affiliates not to, directly or indirectly, alone or in association with another Person:

(i)    engage in, continue in, carry on, or control, operate, manage, or have any ownership or financial interest (whether as proprietor, partner, member, stockholder, lender, referral source, consultant or otherwise) in, any business or Person that engages in any aspect of (x) extending credit to or processing payments for clients involved in the transportation industry or (y) the business of factoring receivables or engaging in ancillary businesses for the purpose of generating client acquisitions, including operating load boards and lead generation sites (collectively, a “Competitive Business”);

(ii)    consult with, advise or assist in any way, whether or not for consideration, any business or Person engaged in a Competitive Business (a “Competitor”), including advertising or otherwise endorsing the products or services of any such Competitor, soliciting clients or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor;

(iii)    other than with respect to the individuals listed on Section 6.5(a)(iii) of the Seller Disclosure Schedule for the periods set forth therein, solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, or hire, any Person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for, any Seller, or assist any third party with respect to any of the foregoing, unless such Person has been separated from his or her employment or other relationship with Purchaser and each of its Affiliates for a period of twelve (12) consecutive months (it being understood that this Section 6.5(a)(iii) shall not prohibit the parties bound by this Section 6.5(a)(iii) from engaging professional services firms (e.g., law firms, audit firms and information technology consulting firms) that may in the past have been engaged by the Sellers); or

(iv)    engage in any practice the purpose of which is to evade the provisions of this covenant not to compete.

(b)    Notwithstanding the foregoing, Section 6.5(a) shall not prohibit: (i) the ownership of not more than one percent (1%) of the securities of any corporation or other entity that is listed on a national securities exchange. The geographic scope of the covenant not to compete set forth in Section 6.5(a) shall extend throughout the United States, Canada and Mexico. The Sellers and Shareholders hereby acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable. The covenants contained in this Section 6.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(c)    The parties intend for the provisions of this Section 6.5: (i) to accompany the transfer of the Personal Goodwill being transferred contemporaneously with and in conjunction with the Acquisition; (ii) to have the function primarily of assuring to Purchaser the beneficial enjoyment of the Personal Goodwill which Purchaser is acquiring hereunder; and (iii) to be regarded as non-severable from and as being in effect a contributing element to the assets being transferred to Purchaser. This Section 6.5 is to be construed in accordance with this intent.

SECTION 6.6.    Confidentiality.

(a)    From and after the date hereof, the Confidentiality Agreement shall apply to and be binding upon Sellers and Shareholders as if they were the party receiving confidential information thereunder, and each Seller and each Shareholder agrees to keep confidential all information concerning Purchaser and its Affiliates in accordance with the terms of, and otherwise comply with the provisions of, the Confidentiality Agreement, mutatis mutandis as though each Seller and each Shareholder, as applicable, were the “Recipient” thereunder and Purchaser were “the Company.”

(b)    Sellers and Shareholders shall, and shall cause their Affiliates and Representatives to, treat confidentially, except to the extent requested or compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity, all non-public records, books, contracts, instruments, regulatory exams, computer data and other data and information (collectively, “Information”) concerning Purchaser and its Affiliates furnished to it by Purchaser or its Affiliates or Representatives (provided that Information of or relating to the Acquired Assets and the Assumed Liabilities shall from and after the Closing be considered Information concerning Purchaser furnished to Sellers and Shareholders by Purchaser) pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement (except to the extent that such information was (x) previously known by Sellers, Shareholders or their Affiliates on a non-confidential basis (provided that this clause (x) shall not apply to Information of or relating to the Acquired Assets, the Assumed Liabilities or the Business for any period through the Closing), (y) in the public domain through no breach of Sellers, Shareholders or any of their Affiliates of this Agreement or (z) later lawfully acquired from other sources by Sellers, Shareholders or their Affiliates), and Sellers and Shareholders shall not, and shall cause their Affiliates not to, release or disclose such Information to any other Person, except their Representatives with a duty of confidentiality and, to the extent permitted above, any Governmental Entity. Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.6 shall limit the right of Sellers, Shareholders or any of their Affiliates to use or disclose any Information of or relating to the Acquired Assets, the Assumed Liabilities or the Business to the extent required to (x) prepare their financial statements or prepare and file their Tax returns and other Tax filings, or (y) enforcing any rights under, or defending or prosecuting any claim, action or proceeding under, this Agreement. If this Agreement is terminated pursuant to its terms, Sellers shall, and shall cause their Affiliates and Representatives to, promptly return or destroy all Information in its possession and, if requested by Purchaser, will deliver a certificate of a senior officer certifying compliance with this sentence.

(c)    Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Other Transaction Documents (including the terms and conditions of this Agreement and the Other Transaction Documents) is subject to the terms of a confidentiality agreement between Purchaser Parent and ICC, dated as of March 3, 2017 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Acquired Assets and Assumed Liabilities; provided, however, that Purchaser acknowledges that any and all other information provided to it by Sellers, Shareholders or Sellers’ Representatives concerning Sellers, Shareholders or any other Affiliate of any Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date until it terminates in accordance with its terms.

SECTION 6.7.    Origination in Name of Purchaser. Sellers shall, and shall cause their Affiliates to, upon the reasonable request of Purchaser and at Purchaser’s sole cost and expense, take such reasonably requested actions which are reasonably necessary such that all factoring documentation generated by the Business is available to be generated in the name of Purchaser and not in the name of Sellers or any of their Affiliates effective at the Closing.

SECTION 6.8.    Compliance by Sellers. Each Shareholder shall cause, to the extent within such Shareholder’s power, the Sellers to perform and comply with all of the Sellers’ agreements and obligations under this Agreement and the other documents or instruments executed and delivered by the Sellers pursuant hereto.

SECTION 6.9.    Lease Modification Option. Prior to the Closing, Sellers and the Shareholders shall cause the lessors to deliver to Purchaser amendments to the existing premises leases for the Texas Facility that provide that Purchaser or any of its Affiliates may terminate such lease(s) at any time following receipt by Purchaser or any of its Affiliates, or by the landlord under such lease, of any written Claim from any employee or former employee relating to the conditions set forth on Section 4.10(c)(1) of the Seller Disclosure Schedule. At any time through and including the second anniversary of the Closing Date, Purchaser shall have the right to give notice to the Sellers of Purchaser’s election to terminate the lease with respect to the New Mexico Facility at no cost to Purchaser and Purchaser’s Affiliates if substantially simultaneously Purchaser or one if its Affiliates agrees to lease a substantially equivalent amount of contiguous space at the Texas Facility under the lease with respect to the Texas Facility and to pay for such additional space an aggregate total cost substantially equivalent to the cost under the terminated lease with respect to the New Mexico Facility. Any notice hereunder given by Purchaser shall set forth the date of termination of the lease with respect to the New Mexico Facility and the date of commencement of occupancy of the additional space under the lease with respect to the Texas Facility, which dates shall not be more than six months after the date of such notice. In addition, the tenant of the additional space for the Texas Facility shall provide evidence reasonably sufficient to the landlord of such tenant’s creditworthiness.

SECTION 6.10.    Delivery of Financial Information. From the date hereof and the Closing Date, Sellers shall provide (or cause to be provided) to Purchaser, within twenty-five (25) days following each month-end, true and complete copies of any regularly prepared monthly financial information of the Business, including the unaudited balance sheet as of the applicable month-end and related unaudited statements of income for the one-month and year to date periods then ended.

SECTION 6.11.    Publicity. From the date of this Agreement until the Closing, no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Sellers and Purchaser may make internal announcements to their respective employees after reasonable prior notice to and consultation with the other. Notwithstanding the foregoing, (a) the Parties shall cooperate to prepare a joint press release to be issued on the Closing Date, and (b) Sellers and Shareholders shall provide Purchaser access to, and facilitate meetings with, employees of the Sellers for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby.

SECTION 6.12.    Further Assurances.

(a)    Each Party shall use (subject to such lower standard of efforts where specifically set forth in this Agreement) its reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to cause the Closing to occur. From time to time after the Closing, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

(b)    Without limiting the generality of Section 6.12(a), prior to the Closing, AFIC and AFIC II shall Transfer to ICC, and ICC shall acquire and accept from AFIC and AFIC II all of their respective right, title and interest in and to any assets that would be Acquired Assets if owned by a Seller, and ICC shall assume, pay, perform and discharge from AFIC and AFIC II the related performance obligations.

(c)    Without limiting the generality of Section 6.12(a), from time to time after the Closing, and for no further consideration, AFIC and AFIC II shall, and shall cause their respective affiliates to execute and deliver to Purchaser such documents and take such action as may reasonably requested by Purchaser to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement, including transferring to Purchaser any Acquired Asset or any payment in respect thereof, which Acquired Asset or payment was contemplated by this Agreement to be transferred to Purchaser at or prior to the Closing which was not so transferred, or which is held or received by AFIC, AFIC II or any of their respective affiliates after the Closing.

SECTION 6.13.    Recordation of Transfer of Intellectual Property. Sellers shall, with the reasonable assistance of Purchaser, deliver executed assignments of the Transferred Intellectual Property for purposes of recording such assignment at the office of the relevant Governmental Entity.

SECTION 6.14.    Post-Closing Books and Records.

(a)    Notwithstanding anything to the contrary contained in this Agreement, Sellers may retain all Records prepared in connection with the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Business and such Records shall be Excluded Assets for all purposes hereunder. Purchaser acknowledges that Sellers or their Affiliates shall be entitled to retain copies of any of the Transferred Records, in their discretion, acting reasonably, for accounting, Tax, litigation and regulatory purposes and, without limiting the generality of the foregoing, Sellers or their Affiliates shall be also entitled to retain copies (electronic or otherwise) of the materials posted to any virtual data room or otherwise provided or made available by Sellers to Purchaser in connection with the transactions contemplated by this Agreement; provided that all of the foregoing shall be subject to Sellers’ obligations under Section 6.6 for so long as it is retained.

(b)    After the Closing, Sellers and their Affiliates shall use commercially reasonable efforts to provide Purchaser reasonable access, during normal business hours and upon reasonable notice, to all Records of Sellers that are not Transferred Records and are related to the Business, to the extent required or reasonably advisable for the conduct or operation of the Business or the ownership of the Acquired Assets after the Closing, and the right to make copies and extracts therefrom, in each case, as Purchaser may reasonably request; provided that (A) such access would not unreasonably disrupt the normal operations of Sellers and their Affiliates and (B) Sellers reserve the right to redact any information that is unrelated to the Business and Sellers shall have no obligation to furnish (x) information the disclosure of which is legally or contractually prohibited and (y) such portions of documents or information which are subject to attorney-client privilege and the provision of which, in the opinion of Sellers’ internal counsel, may eliminate the privilege pertaining to such documents, provided further that, in the case that the foregoing clauses (x) and (y) restricts the rights of Purchaser under this Section 6.14, Sellers and Purchaser shall use their reasonable best efforts to make appropriate substitute disclosure arrangements that do not impair any such attorney-client privilege or violate any applicable Law or duty of confidentiality.

SECTION 6.15.    Third Party Consents. From the date hereof to the Closing, Sellers agree to use their reasonable best efforts to obtain any Required Third Party Consents and any other Consents from any third party other than a Governmental Entity that may be required in connection with the Acquisitions, including the assignment of the Transferred Contracts, and Purchaser shall cooperate reasonably in connection therewith; provided none of the Parties nor any of their respective Affiliates shall be required to commence, defend or participate in any litigation with any third party in connection with obtaining any such Consent.

SECTION 6.16.    Technology Connectivity. From the date hereof to the Closing, Sellers will provide Purchaser with reasonable access during normal business hours and upon 24 hours’ notice to the Leased Property to implement, effective as of the Closing, a point to point virtual private network (VPN) solution with Purchaser, and in connection therewith, cooperate with Purchaser in the implementation and testing of Purchaser’s firewall technology and network connection and to support the testing of access of Purchaser to human resources, accounts payable, treasury and general ledger systems from Seller personal computer configurations (such VPN solution, firewall technology and network connection, collectively, the “Technology Connectivity”). Purchaser shall use its reasonable best efforts to complete the Technology Connectivity promptly as reasonably practicable after the date hereof.

SECTION 6.17.    Other Pre-Closing Actions. Prior to the Closing Date, Sellers shall have completed all of the actions set forth on Section 6.17 of the Seller Disclosure Schedule.

ARTICLE VII

TAX MATTERS

SECTION 7.1.    Purchase Price Allocation. Sellers and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 3.2) and any other items that are treated as additional consideration for Tax purposes among the Acquired Assets in accordance with the allocation agreed to pursuant to this Section 7.1. No later than sixty (60) days after the date on which the Purchase Price is finally determined pursuant to Section 3.2, Sellers shall deliver to Purchaser a proposed allocation of the Purchase Price (as finally determined pursuant to Section 3.2) and any other items that are treated as additional consideration for Tax purposes to Purchaser as of the Closing Date, determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Sellers’ Allocation”). If Purchaser disagrees with Sellers’ Allocation, Purchaser may, within thirty (30) days after delivery of Sellers’ Allocation, deliver a notice (the “Purchaser’s Allocation Notice”) to Sellers to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If Purchaser’s Allocation Notice is duly delivered, Sellers and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 3.2) and any other items that are treated as additional consideration for Tax purposes. Notwithstanding the foregoing, in the event that Purchaser and Sellers do not agree on an allocation of the Purchase Price among the Acquired Assets, Purchaser and Sellers shall each be entitled to take any reasonable position with respect thereto.

SECTION 7.2.    Entitlement to Tax Refunds and Credits. Sellers shall be entitled to any refunds or credits of Taxes resulting from the overpayment of any Excluded Tax Liability.

SECTION 7.3.    Straddle Periods. In the case of a Tax imposed in respect of property or any other Tax that applies ratably to a tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period. In the case of any Taxes other than ad valorem property Taxes or other Taxes that apply ratably to a Tax period, the amount of Tax allocable to the Pre-Closing Tax Period and the Post-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the end of the day on the Closing Date.

SECTION 7.4.    Transfer Taxes. All Transfer Taxes shall be borne and paid solely by Sellers. Each Party shall use reasonable efforts to avail itself of any available reduction or exemption from any such Transfer Taxes, and to cooperate with the other Party in timely providing any information and documentation that may be necessary to obtain such reductions or exemptions or to make any filings relating to Transfer Taxes. The Party responsible under applicable Law for making any Transfer Tax filings shall make such filings and promptly provide evidence of such payment to the other Party to obtain reimbursement, if applicable.

ARTICLE VIII

EMPLOYEE MATTERS

SECTION 8.1.    Employees; General Principles.

(a)    For purposes of this Agreement, “Employees” means all employees of Sellers, other than those employees who are set forth on Section 8.1(a) of the Seller Disclosure Schedule, who are solely or primarily engaged in providing services to the Business and are set forth on the list of current employees provided by Seller pursuant to Section 4.17 of the Seller Disclosure Schedule, as updated by Sellers from time to time (and in any event as of three days prior to the Closing) to remove any employee of Sellers whose employment is terminated or add any employee who is hired by Sellers, in each case, without a violation of this Agreement.

(b)    Purchaser shall, or shall cause one of its Affiliates to, make an offer of employment to each Employee to be effective as of the Closing Date, contingent on such Employee remaining employed by Sellers through the Closing and satisfying Purchaser’s standard pre-employment conditions (including satisfactory completion of a background check and provision of proof of eligibility to work in the United States), the terms of which shall include: (i) an initial base salary or base wage that is no less favorable than the base salary or base wage provided by Sellers to such Employee immediately prior to the Closing, (ii) a target cash incentive compensation opportunity that is not less than such Employee’s actual 2017 cash incentive compensation from Sellers as set forth on the Employee Census, and (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser and its Subsidiaries. Notwithstanding the preceding sentence, the terms and conditions of Purchaser’s offer of employment to each Employee listed on Section 9.2(f) of the Seller Disclosure Schedule shall be governed solely by the employment agreement between such Employee and Purchaser. Each Employee who accepts the offer of employment from Purchaser and its Affiliates and actually commences employment with Purchaser or an Affiliate thereof is referred to herein as a “Transferred Employee.”

SECTION 8.2.    COBRA. Following the Closing, the Sellers shall retain all Liability to provide health care continuation coverage under Section 4980B of the Code and Section 601 of ERISA for all M&A Qualified Beneficiaries (as that term is defined in Treasury Regulations Section 54.4980B-9, Q&A-4) in connection with the transactions contemplated hereby, and shall ensure that they make such coverage available to the M&A Qualified Beneficiaries for the requisite period required by Law, so that neither Purchaser nor any of its Affiliates is required by applicable Law to provide COBRA continuation coverage to any of such M&A Qualified Beneficiaries.

SECTION 8.3.    Employee Bonuses. Section 8.3 of the Seller Disclosure Schedule sets forth an accurate and complete list of Employees entitled to a bonus in connection with the transactions contemplated by this Agreement (each a “Qualified Employee”) and the amount of such bonus (a) payable on the Closing Date (each, a “Closing Bonus” and the sum of which, together with all employer payroll Taxes associated therewith, the “Total Closing Bonus Payments”) and (b) payable on the date that is six (6) months following the Closing Date (each, a “Post-Closing Bonus” and the sum of which, together with all employer payroll Taxes associated therewith, the “Estimated Total Post-Closing Bonus Payments”). At or prior to the Closing, Sellers shall pay to each Qualified Employee the applicable Closing Bonus. Promptly following the date that is six (6) months following the Closing Date, Purchaser shall pay to each Qualified Employee who remains employed with Purchaser and its Affiliates through such date the applicable Post-Closing Bonus. Within ten (10) Business Days following the final Post-Closing Bonus payment, Purchaser shall deliver to Sellers a statement setting forth the total amount of Post-Closing Bonuses actually paid by Purchaser (the sum of which, together with all employer payroll Taxes associated therewith, the “Final Total Post-Closing Bonus Payments”). If the amount of the Final Post-Closing Bonus Payments is less than the amount of the Estimated Total Post-Closing Bonus Payments, then Purchaser shall promptly pay to Sellers (in immediately available funds to accounts designated by Sellers) an amount equal to the Estimated Total Post-Closing Bonus Payments minus the Final Total Post-Closing Bonus Payments (the “Post-Closing Bonus Adjustment”) and Purchaser shall have no other obligation or liability associated with this Section 8.3. Notwithstanding the foregoing, if the employer payroll Taxes actually paid by Purchaser exceed the amount set forth on Section 8.3 of the Seller Disclosure Schedule (such amount, the “Payroll Tax Shortfall”), then Sellers shall, upon written notice by Purchaser setting forth such amount, promptly pay to Purchaser (in immediately available funds to an account designated by Purchaser) an amount equal to the Payroll Tax Shortfall.

SECTION 8.4.    Closing Compensation Payments. Immediately prior to the Closing, Sellers shall pay to each Employee all (a) accrued but unused vacation time and other paid time off and (b) bonuses earned by employees under written non-discretionary compensation plans.

SECTION 8.5.    Section 280G Shareholder Approval. If requested by Purchaser, Sellers shall (a) take all actions necessary to obtain a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code and the regulations thereunder) that shall provide that, if the requisite shareholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) with respect to such disqualified individual in the absence of such shareholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual; and (b) deliver to the shareholders of ICC or any other applicable entity a disclosure statement in a form satisfactory to Purchaser, which satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits and recommends that the shareholders vote in favor of the transactions disclosed therein through a vote meeting the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder. Sellers shall not make any such excess parachute payments that are not so approved. Sellers shall provide Purchaser and its representatives with a copy of the form of such waiver and such disclosure statement for its approval no less than five (5) business days prior to delivery to each such disqualified individual and shareholders of ICC and or any other applicable entity, respectively. Within ten (10) days following the date of this Agreement, with respect to each “disqualified individual” of ICC or any other applicable entity and their respective Subsidiaries, Sellers shall provide to Purchaser: (i) a schedule that sets forth (A) Sellers’ reasonable, good faith estimate of all payments or benefits that could be provided to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), and (B) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual, and (ii) the underlying data and documentation on which such schedule is based.

SECTION 8.6.    No Third Party Beneficiaries. Without limiting the generality of Section 11.2, the provisions of this Article VIII are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Plan/Agreement or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Sellers, Purchaser, or any of their respective Affiliates; (ii) alter or limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any employee benefit plan; or (iii) confer upon any individual any right to employment or continued employment.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.1.    Mutual Conditions. The obligation of each Party to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) as of the Closing of the following conditions:

(a)    No Illegality, Etc. No order, preliminary or permanent injunction or decree issued by any by any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign, supranational or other (a “Governmental Entity”) preventing the consummation of the transactions contemplated hereby shall be in effect; and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the transactions contemplated hereby; and

(b)    Regulatory Approvals. All applicable waiting periods (and any extension thereof) prescribed by the HSR Act shall have expired or shall have been terminated, and any applicable waiting periods (or extensions thereof) or approvals under any foreign antitrust, competition, financial regulatory, foreign investment or similar laws necessary for the consummation of the transactions contemplated by this Agreement shall have expired, been terminated, been obtained, or made, as applicable.

SECTION 9.2.    Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.8, 4.11(a), 4.16, 4.20 and 4.22 shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made on and as of such dates (other than such representations and warranties made as of another stated date, which representations and warranties shall have been so true and correct as of such date), and (ii) all of the other representations and warranties set forth in Article IV shall be true and correct in all material respects (determined without regard to any qualifications as to materiality, Material Adverse Effect or knowledge), as of the date hereof and as of the Closing Date, as if made on such dates (other than such representations and warranties made as of another stated date, which representations and warranties shall have been so true and correct as of such date).

(b)    Performance of Covenants. Each of the Sellers shall have performed and complied with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing in all material respects.

(c)    Absence of Material Adverse Effect. There shall not have occurred any fact, event, development or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

(d)    Officer’s Certificate. An appropriate senior officer of each of the Sellers shall have delivered to Purchaser a certificate dated as of the Closing Date signed by such officers on behalf of the Sellers confirming the satisfaction of the conditions contained in Section 9.2(a), Section 9.2(b) and Section 9.2(c).

(e)    Employee Bonuses. Sellers shall have paid the Total Closing Bonus Payments no later than immediately prior to the Closing.

(f)    Employment Arrangements. The employment arrangements with the individuals listed on Section 9.2(f) of the Seller Disclosure shall remain in full force and effect and no such individual shall have repudiated any such agreement.

(g)    Incumbency Certificates. The Sellers shall have delivered to Purchaser duly executed incumbency certificates relating to each Person executing any document executed and delivered to Purchaser pursuant hereto, in form and substance reasonably satisfactory to Purchaser.

(h)    Certified Resolutions and Waivers. The Sellers shall have delivered to Purchaser a copy of the resolutions of the Board of Directors and shareholders of the Sellers, in form and substance reasonably satisfactory to Purchaser, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by the Sellers, as the case may be, pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

(i)    Good Standing Certificate. Each of the Sellers shall have delivered to Purchaser a Certificate of Good Standing issued as of a date not more than two (2) Business Days prior to the Closing Date by the appropriate Governmental Entity.

(j)    Consents to Assignment. The Sellers shall have delivered to Purchaser in accordance with written specifications from Purchaser delivered to Seller not later than the later of (i) 30 Business Days prior to Closing or (ii) 10 Business Days after the date hereof, such consents to assignment, waivers and similar instruments as Purchaser reasonably deems to be necessary to permit the consummation of the transactions contemplated hereby, including such consents to assignment, waivers and similar instruments arising under any Contract to which the Sellers is party or otherwise bound (including those set forth on Section 9.2(j) of the Seller Disclosure Schedule), in form and substance reasonably satisfactory to Purchaser (the “Required Third Party Consents”), and the foregoing shall remain in full force and effect.

(k)    Non-competition Agreements. Each of Clifford R. Eisenberg, Anthony B. Furman, Ernest Eisenberg, Louis Cohen, AFIC and AFIC II, shall have delivered to Purchaser a duly executed non-competition agreement containing and reaffirming the terms and conditions set forth in Section 6.5.

(l)    Premises Lease Amendments. Sellers and the Shareholders shall have caused the lessors under the premises leases for the Facilities to deliver to Purchaser amendments to the existing premises leases for the Facilities implementing the terms and conditions set forth in Section 6.9 (the “Premises Lease Amendments”).

(m)    Payoff Letters. Sellers shall have provided to Purchaser customary payoff letters evidencing repayment of all Funded Indebtedness secured by any Acquired Assets and the termination of all Liens on any assets securing any such Funded Indebtedness, including the ICC Chase Credit Facility.

(n)    Minimum Net Funds Employed. The Estimated Net Funds Employed shall not be less than 80% of “Net Funds Employed” as set forth on the Sample Closing Statement.

(o)    Other Documents. The Sellers shall have executed and delivered all other documents, instruments or writings, including the Other Transaction Documents, required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Purchaser may reasonably request.

(p)    Technology Connectivity. The Technology Connectivity shall be operational to support the access of Purchaser to human resources, accounts payable, treasury and general ledger systems from Seller personal computer configurations.

(q)    Certain Pre-Closing Actions. Sellers shall have complied with all of their obligations under Section 6.16 and Section 6.17 in all respects.

SECTION 9.3.    Conditions to Obligation of Sellers. The obligation of Sellers to, or to cause its Affiliates to, effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Sellers) as of the Closing of the following conditions:

(a)    Accuracy of Representations and Warranties. (i) Each of the representations and warranties of Purchaser set forth in Sections 5.1, 5.2 and 5.3 shall be true and correct in all material respects in each case as of the date hereof and as of the Closing Date, as if made on and as of such dates and (ii) all other representations and warranties of Purchaser set forth in Article V shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality) as of the date hereof and as of the Closing Date (other than such representations and warranties made as of another stated date, which representations and warranties shall have been so true and correct as of such date), except for any failure(s) to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby, or to comply with its obligations hereunder, in a timely manner.

(b)    Performance of Covenants. Purchaser shall have performed and complied with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing in all material respects.

(c)    Officer’s Certificate. Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, signed on its behalf by an appropriate senior officer of Purchaser confirming the satisfaction of the conditions contained in Section 9.3(a) and Section 9.3(b).

(d)    Delivery of Consideration. Purchaser shall have delivered to the Sellers and the administrative agent under the ICC Chase Credit Facility the cash payments required by Section 3.1(b);

(e)    Premises Lease Amendments. Purchaser shall have delivered to the lessors under the existing premises leases for the Facilities the Premises Lease Amendments, duly executed by Purchaser.

(f)    Other Documents. Purchaser shall have delivered all other documents, instruments or writings, including the Other Transaction Documents to which Purchaser is a party, required to be delivered to Sellers at Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as the Sellers may reasonably request.

SECTION 9.4.    Frustration of Closing Conditions. Purchaser may not rely on the failure of any condition set forth in Section 9.1 or Section 9.2 to be satisfied if such failure was caused by Purchaser’s breach of this Agreement. Sellers may not rely on the failure of any condition set forth in Section 9.1 or Section 9.3 to be satisfied if such failure was caused by any Seller’s or any Shareholder’s breach of this Agreement.

ARTICLE X

TERMINATION

SECTION 10.1.    Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)    mutual written consent of Sellers and Purchaser;

(b)    Sellers, if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement that would individually or in the aggregate with all other such breaches cause any of the conditions set forth in Section 9.1 or Section 9.3 not to be satisfied, and such breach is not cured within thirty (30) days following written notice to Purchaser or cannot, by its nature, be cured prior to the Outside Date, provided that Sellers may not terminate this Agreement pursuant to this Section 10.1(b) if any Seller is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

(c)    Purchaser, if any Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement that would individually or in the aggregate with all other such breaches cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied, and such breach is not cured within thirty (30) days following written notice to Sellers or cannot, by its nature, be cured prior to the Outside Date, provided that Purchaser may not terminate this Agreement pursuant to this Section 10.1(c) if Purchaser is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)    Sellers or Purchaser, if the Closing does not occur on or prior to August 17, 2018 (the “Outside Date”), provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any Party whose material breach of any covenant or agreement under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(e)    Sellers or Purchaser, in the event of the issuance of a final, nonappealable Order permanently restraining or prohibiting the consummation of the transactions contemplated hereby or otherwise making illegal the consummation of the transactions contemplated hereby.

SECTION 10.2.    Notice and Effect of Termination. Any Party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other Party. In the event of termination by Sellers or Purchaser in accordance with this Article X, this Agreement shall become void and of no further force or effect, except for the provisions of Section 6.6 (Confidentiality), Section 6.11 (Publicity), this Article X, Section 12.1 (Assignment),

Section 12.3 (Expenses), Section 12.5 (Notices), Section 12.10 (Consent to Jurisdiction), Section 12.11 (Waiver of Jury Trial), Section 12.12 (Governing Law) and Section 12.13 (Specific Performance). Nothing in this Article X shall be deemed to release any Party from any liability for any intentional and material breach by such Party of the terms and provisions of this Agreement prior to such termination.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION

SECTION 11.1.    Survival. Each representation and warranty contained in Sections 4.1, 4.2, 4.22, 5.1, 5.2, and 5.3 (collectively, the “Fundamental Representations”) shall survive until they terminate upon the applicable statute of limitations, and each other representation and warranty contained herein shall survive until they expire and terminate on the date that is twenty four (24) months after the Closing Date, each covenant or obligation contained herein that is required to be performed prior to the Closing shall survive until the date that is twenty four (24) months after the Closing Date and each covenant or obligation contained herein that is required to be performed after the Closing shall continue in full force and effect in accordance with its terms until performed. Any claim with respect to Excluded Tax Liabilities shall survive until sixty (60) days after the expiration of the statute of limitations (including any extensions) applicable to the underlying Tax matters. No claim for indemnification can be made after the expiration of the applicable survival period with respect to such claim; provided, however if on or prior to the last day of the applicable survival period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved.

SECTION 11.2.    Indemnification by Sellers.

(a)    Subject to the terms of this Article XI, from and after the Closing, the Sellers and Shareholders, excluding Louis Cohen and Ernest Eisenberg, shall, jointly and severally, indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) against and hold them harmless from any and all Losses asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from:

(i)    any breach of any representation or warranty of any Seller or Shareholder contained in Article IV, determined without regard to any “material,” “materiality” or “Material Adverse Effect” contained in or otherwise applicable to such representation or warranty;

(ii)    any breach of any covenant of any Seller or Shareholder contained in this Agreement; and

(iii)    any Excluded Liability.

SECTION 11.3.    Indemnification by Purchaser.

(a)    Subject to the terms of this Article XI, from and after the Closing, Purchaser shall indemnify Sellers and their Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties”, and collectively with Purchaser Indemnified Parties, the “Indemnified Parties”) against and hold them harmless from any and all Losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from:

(i)    any breach of any representation or warranty of Purchaser contained in Article V, determined without regard to any “material”, “materiality” or “Material Adverse Effect” contained in or otherwise applicable to such representation or warranty;

(ii)    any breach of any covenant of Purchaser contained in this Agreement; and

(iii)    any Assumed Liability.

SECTION 11.4.    Certain Limitations on Indemnification.

(a)    Notwithstanding anything to the contrary herein, Sellers shall not be liable to any Purchaser Indemnified Parties for any Losses with respect to the matters contained in Section 11.2(a)(i), (i) for any individual item, or series of related items, where the Losses relating thereto are less than $25,000 (the “De Minimis Amount”) and any such items shall not be aggregated for purposes of clause (ii) of this Section 11.4(a), (ii) unless such Losses exceed an aggregate amount equal to $400,000 (the “Deductible Amount”) and then only for Losses in excess of the Deductible Amount and (iii) in excess of $5,000,000 in the aggregate (the “Cap”), provided that each of the limitations in the foregoing clauses (i), (ii) and (iii) shall not apply to Losses with respect to the Fundamental Representations of Sellers. Notwithstanding anything to the contrary herein, Sellers shall not be liable to any Purchaser Indemnified Parties for any Losses with respect to the matters contained in Section 11.2(a)(i) in the aggregate in excess of the sum of (x) the Purchase Price and (y) the Earnout Amount actually paid by Purchaser to Seller pursuant to Section 3.3.

(b)    Notwithstanding anything to the contrary herein, Purchaser shall not be liable to any Seller Indemnified Parties for any Losses with respect to the matters contained in Section 11.3(a)(i), (i) for any individual item, or series of related items, where the Losses relating thereto are less than the De Minimis Amount and any such items shall not be aggregated for purposes of clause (ii) of this Section 11.4(b), (ii) unless such Losses exceed an aggregate amount equal to the Deductible Amount and then only for Losses in excess of the Deductible Amount and (iii) in excess of the Cap in the aggregate, provided that each of the limitations in the foregoing clauses (i),(ii) and (iii) shall not apply to Losses with respect to the Fundamental Representations of Purchaser. Notwithstanding anything to the contrary herein, Purchaser shall not be liable to any Seller Indemnified Parties for any Losses with respect the matters contained in Section 11.3(a)(i) in the aggregate in excess of the sum of (x) the Purchase Price and (y) the Earnout Amount actually paid by Purchaser to Seller pursuant to Section 3.3.

(c)    No Indemnifying Party shall be liable under this Article XI for any punitive damages, except to the extent awarded by a court of competent jurisdiction to a Person other than an Indemnified Party pursuant to a Third-Party Claim or Governmental Entity.

SECTION 11.5.    No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Claim at or prior to the Closing except to the extent such knowledge was obtained through the express and unambiguous disclosure contained in this Agreement or any Disclosure Schedule or Exhibit attached hereto.

SECTION 11.6.    Set Off. If any Seller or Shareholder fails to pay any amounts that it, he, she or it is obligated to pay to Purchaser (or any other Purchaser Indemnified Party) under this Agreement, then Purchaser or any of its Affiliates may, in addition to any other rights and remedies that may be available, on fifteen (15) days prior written notice to the Sellers and Shareholders affected thereby, set off against any payments due to Sellers pursuant to Section 3.3.

SECTION 11.7.    Direct Claim Indemnification Procedures. Each Indemnified Party shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Party written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party; provided that the failure to timely give such notice shall only affect the rights of an Indemnified Party hereunder to the extent such failure actually and materially prejudices the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim.

SECTION 11.8.    Third-Party Claim Indemnification Procedures.

(a)    In the event that any written claim or demand for which an indemnifying Party hereunder (an “Indemnifying Party”) may reasonably be expected to have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall notify the Indemnifying Party of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto, in each case to the extent known by the Indemnified Party (a “Claim Notice”); provided that the failure to timely give a Claim Notice shall only affect the rights of an Indemnified Party hereunder to the extent such failure actually and materially prejudices the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(b)    The Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim within thirty (30) days after the receipt of the applicable Claim Notice if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith, except as otherwise provided below; provided, however, that an Indemnifying Party shall not have the right to assume and control the defense of any criminal or regulatory action or claim or any Third-Party Claim in the event the Claim seeks equitable or non-monetary remedies or obligations on the Indemnified Party, if a Third-Party Claim involves a client of the Business or the business of any of the Sellers and or their respective Affiliates, if in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or if one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third-Party Claim without admitting that it has an indemnification obligation hereunder. In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend, or is otherwise permitted by the Indemnified Party to defend, the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend such Indemnified Party by appropriate proceedings, with counsel not reasonably objected to by the Indemnified Party. Unless and until the Indemnifying Party shall have so assumed the defense of such action or claim, the Parties shall cooperate in the defense of such action or claim, and all of the reasonable costs and expenses incurred by the Indemnified Party in connection with the defense, settlement or compromise of such claim or action shall be Losses subject to indemnification hereunder to the extent provided herein. Once the Indemnifying Party has made such election, the Indemnified Party shall have the right to participate in any such defense and to employ separate counsel of its choosing at the expense of the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of such Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim if the terms of such settlement would result in (i) the imposition of a consent order, injunction, decree or other binding action that would restrict the future activity or conduct of such Indemnified Party or involve non-monetary relief, (ii) a finding or admission of a violation of Law by such Indemnified Party, or (iii) any monetary liability of such Indemnified Party that will not be paid or reimbursed by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, such Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without such Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). So long as the Indemnifying Party is defending the Third-Party Claim actively and in good faith pursuant to this Section 11.8, the Indemnified Party (A) shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third-Party Claim without the prior written consent of the Indemnifying Party and (B) shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim. If the Indemnifying Party, within a reasonable time after notice of the Third-Party Claim, fails to defend the Third-Party Claim actively and in good faith as described in this Section 11.8, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement. Notwithstanding anything to the contrary in this Section 11.8, if there is a reasonable probability that any Third-Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim.

(c)    The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of books, records and information that are reasonably relevant to such Third-Party Claim, and making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(d)    Anything to the contrary in this Section notwithstanding, if a Third-Party Claim includes both a claim for Taxes that are Excluded Liabilities and a claim for Taxes that are not Excluded Liabilities, the Parties shall exercise commercially reasonable efforts to separate such Third-Party Claim into two separate Tax Proceedings, one of which concerns only Taxes that are Excluded Liabilities and the other of which concerns only Taxes that are not Excluded Liabilities. If such Third-Party Claim cannot be so separated, Sellers (if the claim for Taxes that are Excluded Liabilities exceeds or is reasonably expected to exceed in amount the claim for Taxes that are not Excluded Liabilities) or otherwise Purchaser (Sellers or Purchaser, as the case may be, the “Controlling Party”), shall be entitled to control such Third-Party Claim (such Third-Party Claim, a “Tax Claim”). In such case, the other party (the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts at issue in the Tax Claim that are Excluded Liabilities that are not Excluded Liabilities.

SECTION 11.9.    Tax Treatment of Indemnification Payments. For all Tax purposes, Purchaser, Sellers and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Sellers for the transactions contemplated by this Agreement unless otherwise required by applicable Law.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1.    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Sellers (including by operation of Law in connection with a merger, consolidation or sale of substantially all the assets of Purchaser or any Seller) without the prior written consent of the other Party; provided, however, that Purchaser may assign any or all rights under this Agreement to purchase any of the Acquired Assets or assume any of the Assumed Liabilities to any of its Affiliates upon prior written notice to Sellers; provided, further, that no such assignment shall release Purchaser from any liability under this Agreement. Any attempted assignment in violation of this Section 12.1 shall be void.

SECTION 12.2.    No Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the Parties and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties, any legal or equitable rights hereunder.

SECTION 12.3.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. All filing fees required in connection with the HSR Act shall be borne solely one-half by Purchaser and one-half by Sellers.

SECTION 12.4.    Amendments and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing Purchaser, on the one hand, or Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

SECTION 12.5.    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or e-mail with receipt confirmed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile or email with receipt confirmed, or if mailed, three days after mailing (one (1) Business Day in the case of overnight mail or overnight courier service), as follows:

(a)    if to Purchaser or Purchaser Parent,

Triumph Bancorp, Inc.

12700 Park Central Drive

Suite 1700

Dallas, Texas 75251

Attention: Adam D. Nelson, Executive Vice President and General Counsel

Facsimile: (214) 237-3197

E-mail: anelson@tbkbank.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Mark F. Veblen

Facsimile: (212) 403-2000

E-mail: mfveblen@wlrk.com

(b)    if to Sellers or any Shareholder,

c/o American Finance & Investment Company

2211 E. Missouri, Suite 200

El Paso, Texas 79903

Attn: Clifford R. Eisenberg

Facsimile: 915-532-0517

Email: ceisenberg@interstatecapital.com

with a copy to:

Kemp Smith LLP

221 N. Kansas St., Suite 1700

El Paso, Texas 79901

Attention: Allan M. Goldfarb

Facsimile: (915) 546-5360

Email: allan.goldfarb@kempsmith.com

SECTION 12.6.    Interpretation; Exhibits, Seller Disclosure Schedule and Other Schedules. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”,

“hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Appendices, Exhibits or Schedules shall be construed to refer to Articles, Sections, Appendices, Exhibits and Schedules of this Agreement, (iv) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; and (v) the headings contained in this Agreement, the Seller Disclosure Schedule, other Schedules or any Appendix or Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter that is disclosed in a particular section of the Seller Disclosure Schedule shall be deemed to have been included in the other sections of the Seller Disclosure Schedule and/or to qualify other representations and warranties set forth herein, notwithstanding the omission of a cross-reference thereto or the omission of a reference to any section of the Seller Disclosure Schedule within the Agreement, so long as the relevance of such matter to such other sections of the Seller Disclosure Schedule or representations and warranties is reasonably apparent on its face. Disclosure of any fact or item in any section of the Seller Disclosure Schedule shall not necessarily mean that such fact or item is material to Sellers individually or taken as a whole. The Seller Disclosure Schedule, all other Schedules and all Appendices and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All statements and information contained in the Seller Disclosure Schedule shall be deemed representations and warranties by the Sellers under Article IV. Any capitalized terms used in the Seller Disclosure Schedule, any other Schedule or any Appendix or Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

SECTION 12.7.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 12.8.    Entire Agreement. This Agreement (including the Seller Disclosure Schedule), the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement.

SECTION 12.9.    Severability. If any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 6.5, are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

SECTION 12.10.    Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in Dallas, Texas (“Texas Courts”) for the purposes of any suit, action or other proceeding arising out of this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby. Each Party agrees to commence any such action, suit or proceeding only in the Texas Courts. Each Party further agree that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Texas Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.10. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby in the Texas Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 12.11.    Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any of the Other Transaction Documents or any transaction contemplated hereby or thereby. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.11.

SECTION 12.12.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

SECTION 12.13.    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each Party agrees that, without posting a bond or other undertaking and in addition to any other remedy to which a Party may be entitled at law or equity, the other Party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Without limiting the generality of the foregoing, Sellers and Shareholders specifically agree that any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date or any breach by any Sellers or Shareholders of the provisions of Section 6.5 will result in irreparable injury to Purchaser for which a remedy at law would be inadequate. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as a defense that a remedy at law would be adequate.

SECTION 12.14.    Obligation of Shareholders. Shareholders, jointly and severally, hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause Sellers, AFIC and AFIC II to fully and promptly pay, perform and observe all of Sellers’, AFIC’s and AFIC II’s obligations under, with respect to, in connection with or otherwise arising out of or relating to this Agreement (collectively, the “Sellers’ Obligations”), whether according to the present terms hereof or thereof, or pursuant to any change in the terms, covenants or conditions hereof or thereof at any time hereafter validly made or granted. In the event that any Seller or AFIC II fails in any manner whatsoever to pay, perform or observe any of Sellers’ Obligations, Shareholders, jointly and severally, agree to duly and promptly pay, perform or observe, as the case may be, the Sellers’ Obligations, or cause the same to be duly and promptly paid, performed or observed, in each case as if such Shareholder were itself Sellers, AFIC or AFIC II with respect to the Sellers’ Obligations.

SECTION 12.15.    Obligation of Purchaser Parent. Purchaser Parent hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause Purchaser to fully and promptly pay, perform and observe all of Purchaser’s obligations under, with respect to, in connection with or otherwise arising out of or relating to this Agreement (collectively, the “Purchaser Obligations”), whether according to the present terms hereof or thereof, or pursuant to any change in the terms, covenants or conditions hereof or thereof at any time hereafter validly made or granted. In the event that Purchaser fails in any manner whatsoever to pay, perform or observe any of the Purchaser Obligations, Purchaser Parent will duly and promptly pay, perform or observe, as the case may be, the Purchaser Obligations, or cause the same to be duly and promptly paid, performed or observed, in each case as if Purchaser Parent were itself Purchaser with respect to the Purchaser Obligations.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

INTERSTATE CAPITAL CORPORATION

By:	/s/ Clifford R. Eisenberg
	Name:	Clifford R. Eisenberg
	Title:	Chief Executive Officer

BIDPAY, INC.

By:	/s/ Anthony B. Furman
	Name:	Anthony B. Furman
	Title:	Chief Executive Officer

CHECK FREIGHT BROKERS, LLC

By:	/s/ Clifford R. Eisenberg
	Name:	Clifford R. Eisenberg
	Title:	President

FACTORING COMPANY GUIDE, LLC

By:	/s/ Anthony B. Furman
	Name:	Anthony B. Furman
	Title:	Manager and Chief Executive Officer

CLIFFORD R. EISENBERG

By:	/s/ Clifford R. Eisenberg
	Name:	Clifford R. Eisenberg

[Signature Page to Asset Purchase Agreement]

ANTHONY B. FURMAN

By:	/s/ Anthony B. Furman
	Name:	Anthony B. Furman

LOUIS COHEN

By:	/s/ Louis Cohen
	Name:	Louis Cohen

ERNEST EISENBERG

By:	/s/ Ernest Eisenberg
	Name:	Ernest Eisenberg

AMERICAN FINANCE AND INVESTMENT CO., INC.

By:	/s/ Jack Eisenberg
	Name:	Jack Eisenberg
	Title:	Chairman of the Board

AFIC II, INC.

By:	/s/ Clifford R. Eisenberg
	Name:	Clifford R. Eisenberg
	Title:	President

[Signature Page to Asset Purchase Agreement]

ADVANCE BUSINESS CAPITAL LLC

By:	/s/ R. Bryce Fowler
	Name:	R. Bryce Fowler
	Title:	Executive Vice President and Chief Financial Officer

TRIUMPH BANCORP, INC. (solely for purposes of Section 12.15)

By:	/s/ Adam Nelson
	Name:	Adam Nelson
	Title:	Executive Vice President and General Counsel

[Signature Page to Asset Purchase Agreement]